Exhibit 10.34

OFFICE LEASE AGREEMENT

BY AND BETWEEN

PIEDMONT OPERATING PARTNERSHIP, L.P.

AND

EPSILON DATA MANAGEMENT, LLC

BUILDING II, THE COMMONS OF LAS COLINAS
6021 CONNECTION DRIVE, IRVING, TEXAS

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this "Lease") is dated as of the 1st day of August, 2013, by and between PIEDMONT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Landlord"), and EPSILON DATA MANAGEMENT, LLC, a Delaware limited liability company ("Tenant").

ARTICLE I
SPECIAL DEFINITIONS

1.1  Anticipated Occupancy Date:  July 1, 2014.

1.2  Base Rent: the annual amount payable as set forth in the following table (net of electric):

Months of Lease Term	Base Rent Per Square Foot Per Annum	Monthly Installment	Annual Installment*
1 – 7
8 – 12
13 – 24
25 – 36
37 – 48
49 - 60
61 – 72
73 – 84
85 – 96
97 – 108
109 – 120
121 – 132
133 – 144

*Based on twelve (12) full calendar months.  If the Lease Commencement Date is a day other than the first day of a calendar month, then the first month in the above chart shall include the partial month in which the Lease Commencement Date occurs and the first full calendar month occurring thereafter.  Each month shall thereafter commence on the first day of such calendar month.

1.3  Base Rent Annual Escalation:  per square foot of rentable area, as shown in above schedule.

1.4  Broker(s): Peloton Real Estate ("Landlord's Broker"); and Cassidy Turley ("Tenant's Broker").

1.5  Building:  a seven (7) story building deemed to contain Two Hundred Twenty-One Thousand Eight Hundred Ninety-eight (221,898) square feet of total rentable area ("Total Area"), located at 6021 Connection Drive, Irving, Texas 75039 and known as Building II, The Commons of Las Colinas (together with the Building located at 6011 Connection Drive (the "6011 Building") and the Building located at 6031 Connection Drive (the "6031 Building"), the "Project").

1.6  Building Hours:   8:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays) and 8:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays); provided, however, with Landlord's reasonable cooperation and approval, Tenant shall have the right to reasonably modify the Building Hours.  Notwithstanding the foregoing, in no event may the modified Building Hours exceed ten (10) hours a day Monday through Friday or five (5) hours on Saturday.

1.7  Expiration Date:  11:59 p.m. (local time at the Building) on the last day of the twelfth (12th) Lease Year (i.e., June 30, 2026, assuming a Lease Commencement Date as to the entire Premises of July 1, 2014).

1.8  Guarantor(s):  Alliance Data Systems Corporation

1.9  Holidays:  New Year's Day, Martin Luther King Jr. Day, President's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, the day after Thanksgiving, and Christmas Day; provided, however, with Landlord's reasonable approval, Tenant shall have the right to add additional holidays.

1.10  Improvements Allowance:  the product of  multiplied by the rentable area of the Premises (  ).

1.11  Landlord Notice Address: c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, GA  30097 Attention:  Asset Manager – West Region.

1.12  Landlord Payment Address:   Piedmont Operating Partnership, P.O. Box 840680, Dallas, TX  75284-0680. At Landlord's option upon at least thirty (30) days written notice, Tenant shall make all payments by means of electronic transfer of funds.

1.13  Lease Commencement Date:  Subject to Section 1.15 below, 12:01 a.m. (local time at the Building) on the earlier of:  (a) the date on which the work and materials to be provided by Landlord pursuant to Exhibit B are substantially complete as determined pursuant to Exhibit B, but in any event not earlier than July 1, 2014; or (b) the date on which Tenant commences business operations in the Premises.  Notwithstanding the foregoing, Tenant shall not have any right to commence use of the Premises unless the same are vacant and delivered to Tenant by Landlord.  Contemporaneous with Landlord's delivery to Tenant of the fully executed Lease, Landlord shall deliver to Tenant a copy (redacted, as deemed appropriate by Landlord) of the lease termination agreement between Landlord and Nokia regarding Nokia's lease as it relates to the Land and the Building (the "Nokia Lease Termination Agreement.)"

1.14  Lease Term:  One Hundred Forty-four (144) months, subject to Section 3.1.

1.15  Move‑In Period:  the period commencing on the ninetieth (90th) day prior to the projected Lease Commencement Date (as determined by Landlord) and continuing through the day before the Lease Commencement Date (the "Move-In-Period"), and also including, but with respect to Tenant's installation of Cabling only, those additional periods prior to the Lease Commencement Date, if any, of a duration and at a time as Landlord shall reasonably determine to be appropriate, for Tenant to install Cabling into the Premises considering the timing and schedule of all construction activities with respect thereto; provided that  no access whatsoever shall be permitted unless Tenant shall deliver to Landlord written evidence specifying that Tenant is then carrying all insurance required by this Lease to be carried by Tenant and its contractors.  The foregoing ninety (90) day Move-In Period assumes that Tenant shall be permitted access to the Premises for the purposes specified in Section 3.1(b) below during Building Hours for each day in such period, and, accordingly, the Move-In Period (and the Lease Commencement Date) shall be extended by one (1) day for each day during such ninety (90) day period that Tenant is prevented from accessing the Premises for the purposes specified in Section 3.1(b).  Tenant shall use commercially reasonable efforts to provide notice to Landlord of any denied access within two (2) business days after Tenant's knowledge of the date of such denial.

1.16  Operating Charges Base Year:  calendar year 2015.

1.17  Parking Charge:  No charge for unreserved or reserved monthly parking permits (up to the Permit Allotment) during the initial Lease Term and any extensions thereof.  In the event Tenant elects to lease more than ten (10) reserved spaces, such excess spaces shall be payable at the then prevailing monthly charge.

1.18  Permit Allotment:  Eight Hundred Eighty-eight (888) spaces (based on four (4) spaces for each one thousand (1,000) square feet of rentable area in the Premises), of which ten (10) shall be reserved spaces, subject to the provisions of Article XXIV.

1.19  Premises:  deemed to contain Two Hundred Twenty-One Thousand Eight Hundred Ninety-eight (221,898) square feet of rentable area, consisting of the entire Building, as more particularly designated on Exhibit A.

1.20  Real Estate Taxes Base Year:  calendar year 2015, adjusted to reflect a fully-assessed, fully-occupied Building, if necessary.

1.21  Rent Commencement Date:  The date which is seven (7) calendar months following the Lease Commencement Date as to the entire Premises (e.g., if the Lease Commencement Date as to the entire Premises is June 15, 2014, the Rent Commencement Date will be January 15, 2015).

1.22  Security Deposit Amount: Not applicable.

1.23  Tenant Notice Address:  601 Edgewater Drive, Wakefield, MA 01880, Attn:  Vice President Global Real Estate & Corporate Services, with a copy to ADS Alliance Data Systems, Inc. 7500 Dallas Parkway, Suite 700, Plano, TX 75024, Attn:  General Counsel, Epsilon.

1.24  Tenant's Proportionate Share:  100.00% for Operating Charges; and 100.00% for Real Estate Taxes.

ARTICLE II
PREMISES

2.1  Tenant leases the Premises from Landlord for the term and upon the conditions and covenants set forth in this Lease.  Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof or those portions of the Common Areas of the Building relating to the functioning of the Building's common operating and mechanical systems; provided, however, that (a) Tenant shall have the right to access the foregoing during Building Hours accompanied by Landlord's representatives, (b) Landlord and Tenant shall cooperate in good faith with each other to accommodate Tenant's needs to gain entry within a reasonable time period (not to exceed four (4) hours after request made during Building Hours) to inaccessible Common Areas, and (c) in the event Tenant requires entry to inaccessible Common Areas in the event of an emergency, Tenant shall have the right to exercise commercially reasonable efforts to gain access to such areas (and shall have a key to such areas to accommodate such access), subject to its obligation to indemnify Landlord for all damages which may result from any such entries.  However, Tenant shall have the non-exclusive right to use:  (1) for cabling purposes, the plenums, interior wall voids, risers, ducts or pipes upon reasonable prior notice to Landlord; (2) the Parking Facility in accordance with Article XXIV; and (3) the Common Areas of the Building not related to the functioning of the Building's common operating and mechanical systems strictly in accordance with this Lease, including Landlord's rules, regulations and requirements in connection therewith.

2.2  Tenant shall have the option of using, at no expense to Tenant during the Lease Term and any Renewal Term, the existing furniture and/or equipment in the Premises ("Existing Furniture"), an inventory of which is attached hereto as Exhibit F.  The Existing Furniture shall be delivered in its current condition, normal wear and tear excepted, and with all demountable partitions (i.e., SMED walls) remaining in place.  Landlord makes no representations or warranties of any kind with respect to such Existing Furniture; provided, however, that Landlord represents and warrants that it holds legal title to the Existing Furniture free of all liens and other encumbrances and has the right to permit Tenant to use the Existing Furniture as provided in this Lease.  The Existing Furniture shall be considered a "Tenant Item" during the Lease Term.  Tenant agrees and acknowledges that Tenant shall return the Existing Furniture to Landlord on or before the expiration or early termination of this Lease in the same condition in which the Furniture was on the Lease Commencement Date, reasonable wear and tear and casualty damage excepted.  Landlord shall be responsible for the costs of the removal, prior to the Lease Commencement Date, of any Existing Furniture which Tenant indicates in writing that it does not wish to use and such furniture so designated by Tenant shall no longer be included within the definition of Existing Furniture under this Lease.  All of the supplemental HVAC equipment that exists within the Premises as of the date of this Lease shall be available for Tenant's use at no additional cost to Tenant; provided, however, that if Tenant elects to utilize same, the supplemental HVAC designated by Tenant shall be considered a Tenant Item and shall be maintained at Tenant's sole cost and expense and the remaining Nokia supplemental HVAC equipment shall be decommissioned by Landlord at Landlord's cost and expense and Tenant shall have no right to use same.

ARTICLE III
TERM

3.1       (a)  This Lease will be a valid, binding and enforceable contract between Landlord and Tenant from and after the date first above written.  The Lease Term shall commence on the Lease Commencement Date and expire at 11:59 P.M. on the Lease Expiration Date.  If the Lease Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in Section 1.14 plus the partial month in which the Lease Commencement Date occurs.  The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease.

(b)  Provided no Event of Default by Tenant has occurred under this Lease, Tenant's vendors shall have the right to install in the Premises, during the Move-In Period only, Tenant's vendor-related items, such as Cabling, furniture, furnishings, inventory, equipment and trade fixtures, subject to all applicable terms and conditions of this Lease (except as otherwise provided in this Section 3.1(b)).  At Tenant's request from time to time, Landlord will inform Tenant of Landlord's good faith determination of the projected Lease Commencement Date, and Landlord and Tenant shall develop a mutually agreeable, reasonably detailed written schedule for Tenant's access to the Premises in accordance with the provisions of this paragraph prior to the commencement of the Move-In Period.  Any and all activity by Tenant's vendors or any Agent of Tenant prior to the Lease Commencement Date shall be coordinated with Landlord and its general contractor to ensure that such activity does not unreasonably interfere with any other work.  Notwithstanding anything in this Lease to the contrary:  (a) Landlord shall have no responsibility with respect to any items placed in the Premises by Tenant, Tenant's vendors or any of Tenant's Agents prior to the Lease Commencement Date; and (b) all of the provisions of this Lease (including all insurance, indemnity and utility provisions (except, with respect to utility consumption during the Move-In Period, Tenant shall only be responsible for excess utilities or utilities used outside of Building Hours)) shall apply during the Move‑In Period, except that during such period (i) Tenant shall not be obligated to pay Rent, including, without limitation, Base Rent, Tenant's Proportionate Share of Operating Charges and Real Estate Taxes, and (ii) Landlord shall not be obligated to provide any utility, service or other item in excess of those customarily provided to or for the benefit of a premises in order for Landlord to perform its building standard initial improvement work and the completion of Landlord's Work (as defined in Exhibit B attached hereto).  Landlord shall make commercially reasonable efforts to minimize interference with Tenant's contractors and vendors during the Move-In Period.  Tenant's use of the Premises during the Move-In Period shall not, in any event, constitute occupancy of the Premises under this Lease for the purposes of determining the Lease Commencement Date.

(c)  Provided that Tenant is not then in default beyond applicable notice and cure periods hereunder, Tenant shall have the right to take occupancy of (and Landlord shall deliver and lease to Tenant pursuant to the provisions of this Section 3.1(c)) select portions of the Premises ("Early Occupancy Space") prior to July 1, 2014, subject to the terms and provisions of this Section 3.1(c).  Landlord acknowledges that Floors 5, 6 and 7 of the Building are currently unoccupied by Nokia, and, pursuant to the Nokia Lease Termination Agreement, Landlord can take possession of such floors within thirty (30) days after delivery of prior written notice to Nokia.

Tenant may exercise its rights under this Section 3.1(c) by delivering written notice to Landlord (an "Early Occupancy Notice") specifying (i) the Early Occupancy Space, and (ii) the date that Tenant requires delivery of such Early Occupancy Space with the Landlord's Work substantially complete (the "Target Early Occupancy Delivery Date").  Within five (5) business days after receipt of an Early Occupancy Notice, Landlord shall prepare and deliver to Tenant a written notice (an "Early Occupancy Change Order") specifying the number of days following Tenant's acceptance of the Early Occupancy Change Order required to substantially complete the Landlord's Work in such Early Occupancy Space (which number of days shall also include, if applicable, the number of days required to recover the Early Occupancy Space from Nokia), and the number of days of Tenant's Move-In Period with respect to such Early Occupancy Space, which shall not be less than forty-five (45) days (the total number of days of such construction period and Move-In Period being the "Early Occupancy Construction Period").  During the ten (10) day period following Landlord's delivery of an Early Occupancy Change Order, Landlord shall cooperate with Tenant in good faith in order to reach agreement on the matters set forth in the Early Occupancy Change Order.  So long as Landlord has not delivered notice to Nokia requesting delivery of the Early Occupancy Space from Nokia (which notice shall not be delivered unless and until Tenant has agreed to an Early Occupancy Change Order requiring delivery of Early Occupancy Space by Nokia to Landlord prior to January 1, 2014), Tenant may revoke its Early Occupancy Notice in its sole discretion; provided, however, that upon Tenant's acceptance in writing of an Early Occupancy Change Order, Landlord shall complete the Landlord's Work in accordance with such Early Occupancy Change Order and the Work Letter attached hereto as Exhibit B.   If Tenant accepts an Early Occupancy Change Order, the "Anticipated Occupancy Date" for such Early Occupancy Space shall be the Target Early Occupancy Delivery Date (except to the extent it has been modified by the agreed-upon Early Occupancy Change Order), provided, however, that the Anticipated Occupancy Date shall be extended by Tenant Delay and each day that construction of the Landlord's Work with respect to the Early Occupancy Space is delayed beyond the Target Early Occupancy Delivery Date due to Tenant's failure to approve an Early Occupancy Change Order by the approval date stated in the Early Occupancy Change Order (which shall not be earlier than the expiration of the ten (10) day period set forth above).

(d)  The Lease Commencement Date for any Early Occupancy Space (but not generally under this Lease or for any other portion of the Premises) shall be the earlier of:  (i) the date on which the Landlord's Work with respect to such Early Occupancy Space is substantially complete as determined pursuant to Exhibit B, but not earlier than the Anticipated Occupancy Date for such Early Occupancy Space (as the same may be extended in accordance with the immediately preceding paragraph); or (ii) the date on which Tenant commences business operations in the Early Occupancy Premises; provided, however, that if the Early Occupancy Change Order requires delivery of the Nokia space prior to January 1, 2014, then Tenant shall pay Base Rent and Additional Rent with respect to such Early Occupancy Space on the date that Nokia delivers possession of the Early Occupancy Space to Landlord under the Nokia Lease Termination Agreement (but not sooner than thirty (30) days after the date of the Early Occupancy Notice as to such space), and, the Lease Term shall continue until the Lease Expiration Date.  From and after the Lease Commencement Date as to such Early Occupancy Space, all terms of this Lease shall apply with respect to the Early Occupancy Space; provided, however that the Base Rent payable for any Early Occupancy Space (i) shall be the fair market rental rate for such Early

Occupancy Space as determined by agreement between Landlord and Tenant and calculated pursuant to Section 26.5 of this Lease, but not to exceed  (  ) per square foot of rentable area (gross, net of electric) prior to January 1, 2014; and (ii) shall be    per square foot of rentable area (gross, net of electric) during the period of January 1, 2014 through June 30, 2014 (at which time the seven (7) month abatement of Base Rent shall apply to the entire Premises, including the Early Occupancy Space), in accordance with the provisions of this Lease. After delivery of any Early Occupancy Space, Landlord and Tenant shall enter into an amendment to this Lease which evidences the foregoing.

3.2  Promptly after Substantial Completion of the Landlord's Work, Landlord shall prepare and deliver to Tenant, Tenant's Commencement Letter in the form of Exhibit D attached hereto (the "Certificate Affirming the Lease Commencement Date"), which Tenant shall acknowledge by executing a copy and returning it to Landlord.  Failure to execute said certificate shall not affect the commencement date or expiration date of the Lease Term.

3.3  It is presently anticipated that the Premises will be delivered to Tenant on or about the Anticipated Occupancy Date; provided, however, that if the Lease Commencement Date does not occur within (i) sixty (60) days of such date, subject to Tenant caused delays and any Force Majeure events (which delays due to Force Majeure events shall be limited to a period of fifteen (15) days after the expiration of such sixty (60) day period), then Tenant shall receive a day of Base Rent abatement for each day between the sixty-first (61st) and one hundred seventy-ninth (179th) days; and (ii)  one hundred eighty (180) days of such date, subject to Tenant caused delays and any Force Majeure events (which delays due to Force Majeure events shall be limited to a period of fifteen (15) days after the expiration of such one hundred seventy-nine (179) day period), then Tenant shall receive two (2) days of Base Rent abatement for each day thereafter until the Lease Commencement Date.  Notwithstanding anything to the contrary contained herein, if the Lease Commencement Date does not occur within two hundred forty (240) days after the Anticipated Occupancy Date, subject to extension due to any Tenant caused delays (but such date shall not be subject to adjustment due to Force Majeure), Tenant shall have the right to terminate this Lease by providing written notice to Landlord of such termination within two hundred fifty (250) days of the Anticipated Occupancy Date; provided, however, that in the event the Lease Commencement Date occurs within ten (10) business days after Landlord's receipt of such notice, Tenant's notice of termination shall be automatically rescinded and of no force or effect.

ARTICLE IV
BASE RENT

4.1  From and after the Rent Commencement Date, Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during a Lease Year.  Landlord agrees to abate the first seven (7) months of Base Rent, Operating Expenses and Real Estate Taxes due under this Lease.

4.2  If the Rent Commencement Date is not the first day of a month, then the Base Rent from the Rent Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one‑three hundred and sixty fifth (1/365th) of the annual Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of the Base Rent on the Rent Commencement Date.

4.3  All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand, at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing.  Landlord's acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord's rights hereunder.  If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then:  (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled to impose a returned check charge of   to cover Landlord's administrative expenses and overhead for processing.

4.4  Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises.  Tenant will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied.  Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord's approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Article VII.

ARTICLE V
OPERATING CHARGES AND REAL ESTATE TAXES

5.1  For purposes of this Article V, the term "Building" shall be deemed to include the Land, the roof of the Building and any physical extensions therefrom, any driveways, sidewalks, landscaping, alleys and parking facilities in the Building or on the Land, and all other areas, facilities, improvements and appurtenances relating to any of the foregoing.  If the Building is operated as part of a complex of buildings or in conjunction with other buildings or parcels of land, Landlord shall equitably prorate the common expenses and costs with respect to each such building or parcel of land in its sole but reasonable judgment and consistent with past practices.  Landlord shall prorate Operating Charges, Real Estate Taxes, Electrical Costs and other Project costs upon an annual and consistent basis throughout the Term.

5.2         (a)  From and after January 1, 2016, Tenant shall pay as additional rent Tenant's Proportionate Share of the amount by which Operating Charges for each calendar year falling entirely or partly within the Lease Term exceed the Operating Charges Base Amount.  Operating Charges shall be calculated in accordance with Generally Accepted Accounting Principles (GAAP).

(b)  If the average occupancy rate for the Building during any calendar year (including the Operating Charges Base Year) is less than one hundred percent (100%), or if any tenant is separately paying for (or does not require) electricity, janitorial or other utilities or services furnished to its premises, then Landlord shall include in Operating Charges for such year (including the Operating Charges Base Year) all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been one hundred percent (100%) and if Landlord paid for such utilities or services furnished to such premises.

(c)  Tenant shall make estimated monthly payments to Landlord on account of the amount by which Operating Charges that are expected to be incurred during each calendar year (or portion thereof) would exceed the Operating Charges Base Amount.  At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord's reasonable estimate of such excess and Tenant's Proportionate Share thereof.  Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant's receipt of the succeeding annual statement, an amount equal to one‑twelfth (1/12) of each such share (estimated on an annual basis without proration pursuant to Section 5.5).  Not more than once during any calendar year, Landlord may revise Landlord's estimate and adjust Tenant's monthly payments to reflect Landlord's revised estimate.  Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Operating Charges. Such Reconciliation Statement shall be in reasonable, line-item detail, consistently applied throughout the Term.  If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next installment(s) of rent due under this Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days.  If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent within thirty (30) days of being presented with a written invoice thereof.  If Landlord fails to invoice Tenant for any Operating Charge for thirty-six (36) full months after the date such Operating Charge was incurred, Landlord shall waive its right to collect such particular Operating Charge from Tenant.

(d)  Notwithstanding anything contained in this Article V to the contrary, for purposes of calculating Additional Rent under Section 5.2(c), the maximum increase in the amount of Controllable Operating Charges (defined below) that may be included in calculating such Additional Rent for each calendar year after 2015 shall be limited to  per calendar year on a cumulative basis. For example, if Controllable Operating Charges in year 1 are $100,000, the cap on Controllable Operating Expenses for year 2 will be   .  If Controllable Operating Expenses in year 2 are less than $105,000 (i.e. $104,000), the cap on expenses for year 3 will be   (i.e. $104,000 x   ).  However, any increases in Operating Charges not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Term (subject to the foregoing limitation) to the extent necessary until fully recouped by Landlord, provided that in any given year, Tenant's Controllable Operating Charges shall be limited to   in excess of the prior year's Controllable Operating Charges.  For example, if Controllable Operating Charges increase by    in year two, and   in year three, Tenant would receive a Controllable Operating Charge increase in year two of   and, pursuant to Landlord's right to carry forward Operating Charges not recovered during year two,   in year three.  "Controllable Operating Charges" means all Operating Charges excluding, Real Estate Taxes, insurance premiums; utilities; weather related expenses; increased labor costs due to the requirement for use of labor subject to collective bargaining; and costs of compliance with governmental requirements.

5.3  Tenant shall also pay to Landlord as Additional Rent Tenant's Proportionate Share of the actual, out-of-pocket costs incurred by Landlord (without markup) in connection with all electricity used by the Building ("Electrical Costs").  Such amount shall be payable in monthly installments on the Lease Commencement Date and on the first day of each calendar month thereafter.  Each installment shall be based on Landlord's good-faith, reasonable estimate of the amount due for each month.  No more than once during any calendar year, Landlord may estimate or re-estimate the Electrical Costs to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant.  Thereafter, the monthly installments of Electrical Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations. The Electricity Costs for calendar year 2013 at the 6031 Building are estimated at   per rentable square foot. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Electrical Costs.  If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next installment(s) of rent due under this Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days.  If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.  Landlord shall competitively bid the contract for the provision of electricity to the Premises at least once every thirty-six (36) months during the Lease Term; unless Landlord and Tenant agree that Landlord may enter into a contract with a term longer than thirty-six (36) months.

5.4         (a)  From and after January 1, 2016, Tenant shall pay as additional rent Tenant's Proportionate Share of the amount by which Real Estate Taxes exceed the Real Estate Taxes Base Amount.  Tenant shall not initiate or participate in any contest of Real Estate Taxes without Landlord's prior written consent.   Landlord shall allocate Real Estate Taxes among all buildings in the Project on a rentable square foot basis.

(b)  Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year would exceed the Real Estate Taxes Base Amount.  At the beginning of each calendar year after the Lease Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord's reasonable estimate of such amount and Tenant's Proportionate Share thereof.  Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant's receipt of the succeeding annual statement, an amount equal to one‑twelfth (1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.5).  Not more than once during any calendar year, Landlord may revise Landlord's estimate and adjust Tenant's monthly payments to reflect Landlord's revised estimate.  Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a Reconciliation Statement for Real Estate Taxes showing (1) Tenant's Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding calendar year exceeded the Real Estate Taxes Base Amount, and (2) the aggregate amount of Tenant's estimated payments made during such year.  If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next installment(s) of rent due under this Lease, or, if the Lease Term hereof has expired or will expire before such credit can be fully applied, of if Tenant is not otherwise liable for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days.  If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.  Landlord agrees to retain reasonably qualified experts to challenge any tax assessment of the Building which Landlord reasonably deems to be so excessive as to justify the fees for such experts.

5.5  If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant's liabilities pursuant to this Article for such calendar year shall be apportioned by multiplying the respective amount of Tenant's Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty‑five (365).

5.6  Within ninety (90) days after the receipt or refusal by Tenant of such Reconciliation Statement, Tenant shall have the right to deliver written notice ("Audit Notice") to Landlord that it desires to audit such Reconciliation Statements (e.g., Reconciliation Statements for Operating Charges, Electrical Costs and Real Estate Taxes); provided, however, that Tenant's failure to deliver such notice shall preclude Tenant from performing any audit pursuant to the provisions of this Section relating to such Reconciliation Statement.  Provided Tenant has timely delivered an Audit Notice, an independent, certified public accountant or qualified real estate professional with at least four (4) years of experience in the field (Landlord hereby acknowledges that Cassidy Turley or its successor is so qualified), who is hired by Tenant on a non-contingent fee basis, shall have the right, during regular business hours to inspect and complete an audit of Landlord's books and records relating to Operating Charges, Electrical

Costs and Real Estate Taxes for the immediately preceding calendar year and the Base Year (provided, that Tenant shall only be entitled to object to Base Year charges under this Section 5.6 in connection with the Reconciliation Statement delivered to Tenant for the first comparison year). Tenant must complete its audit and deliver to Landlord written notice of its results within ninety (90) days after delivery of its Audit Notice, or within ninety (90) days after Landlord has made available to Tenant the requested documentation, whichever is later.  Tenant shall (and shall cause its employees, agents and consultants to) keep the results of any such audit strictly confidential; provided, however, Tenant may disclose such results to its employees and advisors on a "need to know" basis and further provided that such individuals agree to keep the results confidential.  If such audit shows that the amounts paid by Tenant to Landlord on account of Operating Charges, Electrical Costs and Real Estate Taxes exceed the amounts to which Landlord is entitled hereunder, Landlord shall credit the amount of such excess toward the next monthly payments of Tenant's Proportionate Share of Operating Expenses, Electrical Costs and/or Real Estate Taxes due hereunder.  If the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days after the date it delivers the audit results to Landlord.  All costs and expenses of any such audit shall be paid by Tenant, unless Landlord's billings exceeded by   the actual Operating Charges, Electrical Costs and/or Real Estate Taxes attributable to Tenant, in which event Landlord will pay Tenant for the actual, reasonable expense incurred for an independent third-party in performing such audit.  Pending the completion of any audit of Landlord's records pursuant to this Section 5.6 (and as an additional condition for Tenant to be permitted to conduct such audit), Tenant shall be required to timely pay any amount due as set forth in the disputed Reconciliation Statement in accordance with the provisions of Sections 5.2 and 5.4.

ARTICLE VI
USE OF PREMISES

6.1  Tenant shall use and occupy the Premises solely for general (non‑medical and non‑governmental) office purposes and ancillary uses compatible with first class office buildings in the Building's submarket, and for no other use or purpose without the prior written consent of Landlord.  Tenant shall not use or occupy the Premises (a) for any unlawful purpose, (b) in any manner that will violate the certificate of occupancy for the Premises or the Building, (c) that will constitute waste, nuisance or unreasonable annoyance to any other tenant or user of the Project, or (d) that will overload or stress the common Building operating systems beyond their recommended capacities, loads or specifications.  Landlord at its expense (subject to reimbursement pursuant to Article V for work required after the Lease Commencement Date, if and to the extent permitted thereby) shall comply in all material respects with all Laws to the extent the same apply to the Building or the Common Areas, including the Americans with Disabilities Act, all fire and life safety systems and the Texas Accessibility Standards.  After the Lease Commencement Date, Tenant shall comply in all material respects with all Laws concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all in a timely manner at Tenant's sole expense; provided, however, that Tenant shall not be required to comply with any Laws requiring the construction of Alterations or other improvements, modifications, additions or replacements unless such compliance is necessitated solely due to (a) Tenant's particular use of the Premises or (b) Tenant's Alterations to the Premises made after the Lease Commencement Date; and, provided further that, any Alterations required to comply with Laws after the Lease Commencement Date and triggered by Tenant's performance of Alterations after the Lease Commencement Date shall only be Tenant's responsibility if such compliance is due to a new Law or change in the Law arising after the Lease Commencement Date (and such non-compliance did not exist as of the Lease Commencement Date).  If any Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein (other than an occupancy or use permit for the initial occupancy of the Premises, which shall be part of Landlord's obligations pursuant to Exhibit B), then Tenant shall obtain and keep current such permit or license at Tenant's expense and shall promptly deliver a copy thereof to Landlord.   Without limiting the generality of any of the foregoing: Landlord, as an Operating Charge (to the extent permitted by Article V), shall install and maintain fire extinguishers and other fire protection devices as may be required with respect to Tenant's use of the Premises from time to time by any agency having jurisdiction thereof and/or the underwriters insuring the Building.  Any Alterations made or constructed by or for Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord's consent to such Alterations shall not constitute either Landlord's assumption, in whole or in part, of Tenant's responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.  Use of the Premises is subject to all covenants, conditions and restrictions of record.  Tenant shall not use any space in the Building or the Land for the sale of goods to the public at large or for the sale at auction of goods or property of any kind.  Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises, in the Building or on the Land, without the prior reasonable approval of Landlord.  Notwithstanding the foregoing, however, Landlord represents that, as of the date of this Lease, Tenant's proposed use and occupancy of the Premises in accordance with the permitted use does not violate any restrictive covenants affecting the Building.

6.2  Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant's use or occupancy of the Premises, the conduct of Tenant's business at the Premises, or Tenant's equipment, fixtures, furnishings, inventory or personal property.  If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee.

6.3  To Landlord's actual knowledge, the Premises are not in violation of Environmental Laws and are free and clear of Hazardous Materials, as defined in Rider 1, as of the date of this Lease.  Landlord will indemnify Tenant against any Costs relating to the presence of Hazardous Materials within the Premises as of the Lease Execution Date and/or Hazardous Materials introduced to the Premises thereafter by Landlord or any party acting by, through or on behalf of Landlord, and shall hold Tenant harmless from any Costs associated with removal, encapsulation or remediation of such Hazardous Materials throughout the Lease Term. Tenant shall not allow, cause or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Building or the Land by Tenant or Tenant's Agents, provided that Tenant and Tenant's Agents may use and store normal and reasonable quantities of standard cleaning and office materials in the Premises as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises so long as such materials are properly, safely and lawfully stored and used by Tenant and the quantity of same does not equal or exceed a "reportable quantity" as defined in 40 C.F.R. 302 and 305, as amended.  At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of Hazardous Materials introduced thereto by Tenant or Tenant's Agents.  Tenant shall:  (i) give Landlord immediate verbal and follow‑up written notice of any actual or threatened Environmental Default, which Environmental Default Tenant shall cure in accordance with all Environmental Laws and only after Tenant has obtained Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (ii) promptly deliver to Landlord copies of any notices or other items received from or submitted to any governmental or quasi‑governmental agency, or any claim instituted or threatened by any third party, concerning the Premises, the occupancy or use thereof, or the existence or potential existence of Hazardous Materials therein.  Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to address same in accordance with this Lease, to perform, at Tenant's sole cost and expense, any lawful action necessary to address same.

ARTICLE VII
ASSIGNMENT AND SUBLETTING

7.1  Tenant shall not assign, transfer or otherwise encumber (collectively, "assign") this Lease or all or any of Tenant's rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, "sublet") the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (subject to the remainder of this Article VII), provided no Event of Default exists under this Lease.  For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if:  (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first‑class image of the Building; or  (ii) the proposed use of the Premises is not in compliance with Article VI; or (iii) the initial Tenant (and Guarantor) does not remain liable for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (iv) the proposed subtenant or assignee is a governmental or quasi‑governmental agency.  No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord.  It is understood that there shall be no minimum rental rate requirements for any sublease and that a prospective tenant's financial condition shall not allow Landlord to deny consent provided Tenant and Guarantor remain liable under the Lease.  Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant's rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII, shall be void and of no force or effect.  Any assignment or subletting, Landlord's consent thereto, the listing or posting of any name other than Tenant's, or Landlord's collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment or subletting.  During any period that there exists an uncured Event of Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same.  Landlord's collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant.  Tenant shall not mortgage, pledge, hypothecate or encumber (collectively "mortgage") this Lease without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole, but reasonable discretion.  Tenant shall pay to Landlord all of Landlord's  actual reasonable, out-of-pocket, third party expenses (including reasonable attorneys' fees and accounting costs) incurred by Landlord in connection with Tenant's request for Landlord to give its consent to any assignment, subletting, or mortgage (not to exceed   per any single request.  Any sublease or assignment shall, at Landlord's option, be effected on forms reasonably approved by Landlord.  Tenant shall deliver to Landlord a fully‑executed copy of each agreement evidencing a sublease or assignment within ten (10) business days after execution thereof.

7.2  Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default exists hereunder, Tenant may, with not less than ten (10) days' prior or subsequent written notice to Landlord (which notice shall contain a written certificate from Tenant stating the legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord's prior written consent and without being subject to Landlord's rights and Tenant's obligations set forth in Sections 7.4 and 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to an Affiliate of Tenant.  In the event of any such assignment or subletting, Tenant (and Guarantor) shall remain liable for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder.  Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of an Affiliate of Tenant primarily for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article VII, then such subtenant or assignee shall conclusively be deemed not to be an Affiliate and subject to all such restrictions.  Subject to the preceding sentence, neither (i) the sale, transfer or issuance of any of the stock or other ownership interests of Tenant nor (ii) any non-bankruptcy reorganization of Tenant be deemed to constitute an assignment or other transfer of this Lease.

7.3  If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant's request to Landlord for Landlord's consent where required, Tenant shall give to Landlord a Tenant's Sublease Request Notice.

7.4  If the proposed term with respect to the Proposed Sublet Space is (i) for the then remaining Lease Term and (ii) the Proposed Sublet Space is (or, when aggregated with other space being sublet or assigned by Tenant, will be) more than    of the total number of rentable square feet in the Premises, then, except for any assignment, sublease or other transfer to an Affiliate, Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Tenant written notice of such termination within thirty (30) days after Landlord's receipt of Tenant's Sublease Request Notice.  If the Proposed Sublet Space does not constitute the entire Premises and Landlord so terminates, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Base Rent and additional rent shall be reduced pro rata.  All costs of any construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises shall be paid by Landlord.  If the Proposed Sublet Space constitutes the entire Premises and Landlord so terminates, then Tenant shall tender the Proposed Sublet Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date.

7.5  If pursuant to any sublease or assignment (whether by operation of law or otherwise, including an assignment pursuant to the Bankruptcy Code or any Insolvency Law), the subtenant or assignee thereunder pays any amount in excess of the rent and other charges due under this Lease after deducting all customary transaction costs (including, but not limited to, brokerage fees, legal fees, free rent and any subtenant improvement expenses) incurred by Tenant in connection with the procurement of such sublease, assignment or other transfer, then, whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, payment (in excess of the market value thereof) for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, or any other form of payment having the effect of a "disguised" rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro‑rata basis), Tenant shall pay to Landlord, along with Base Rent,   of any such net excess or other premium actually received by Tenant, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as additional rent; provided, however, Tenant shall not be required to pay Landlord any part of such net excess which is payable to Tenant during the first (1st) eighteen (18) months of the sublease term.  Notwithstanding the foregoing, Landlord is not intending to receive any amounts considered to be based on the net income or profits of Tenant or any subtenant.  Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder.

7.6  All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations.  Any assignee shall be deemed to have assumed obligations from and after the effective date of such assignment and at Landlord's request shall execute promptly a document confirming such assumption.  Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

ARTICLE VIII
MAINTENANCE AND REPAIRS

8.1  Except as otherwise provided in this Lease, including, Section 8.2, Article 17 and Article 18, Tenant, at Tenant's sole cost and expense, shall promptly make all repairs and replacements, and perform all maintenance, in and to the Premises to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition, well-ventilated and moisture controlled, and otherwise in accordance with the requirements of this Lease.  Tenant shall likewise maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises and make all required repairs and replacements thereto.  Tenant shall also maintain, repair and replace, at Tenant's sole cost and expense, the Tenant Items and shall keep in force customary maintenance and service contracts therefor.  Tenant shall give Landlord prompt written notice of any material defects or damage to the structure of, or equipment or fixtures constituting a Building Structure and System in, the Building or any part thereof, or any mold or moisture condition, of which Tenant has knowledge.  Tenant shall suffer no physical waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than that on the Lease Commencement Date, except for ordinary wear and tear, casualty, condemnation, repairs and replacements which are Landlord's responsibility hereunder, Alterations and Landlord's Work that Tenant is permitted to surrender, and Hazardous Materials (except to the extent introduced by Tenant or Tenant's Agents in violation of this Lease).  Except as otherwise provided in this Lease, all injury, breakage and damage to the Premises and to any other part of the Building or the Land to the extent caused by any act or omission of Tenant or any Agent of Tenant, shall be repaired by and at Tenant's expense, except that if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within a reasonable period (not to exceed thirty (30) days) following Tenant's receipt of written notice from Landlord, then Landlord shall have the right at Landlord's option to make any such repair and to charge Tenant for all reasonable out-of pocket costs and reasonable out-of-pocket expenses incurred in connection therewith.  Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures (subject to reimbursement pursuant to Article V).  All other bulbs and tubes for the Premises shall be provided and installed at Tenant's expense; provided that if Tenant elects to supply the bulbs or tubes to Landlord, then Landlord shall provide the labor involved for such replacement at no cost to Tenant.

8.2  Except as otherwise provided in this Lease and subject to normal wear and tear, Landlord at its expense (subject to reimbursement pursuant to Article V if and to the extent permitted thereby) shall keep the Building Structure and Systems, including (a) the structural portions of the Building, (b) the exterior walls of the Building, including, without limitation, glass and glazing, (c) the roof (including the roof membrane), (d) mechanical, electrical, plumbing and life safety systems, and (e) Common Areas in clean and in good operating condition consistent with similar Class – A office buildings in the Las Colinas submarket (including, without limitation, to prune and, subject to obtaining the approval of the Las Colinas Association, remove if necessary, the trees directly in front of the Building, such that the view of Tenant's signage is not obstructed), and, promptly after becoming aware of any item needing repair or replacement, will make such repair or replacement, and shall otherwise maintain the Building Structure and Systems in material compliance with all Laws.  Landlord shall deliver the Premises on the Lease Commencement Date with the Building Structure and Systems in good working order and condition, with the Building free from leaks, but otherwise in "as is" condition, except as otherwise expressly provided in this Lease and Exhibit B; provided, however, that the Building shall be in material compliance with all Laws as of the Lease Commencement Date, including the Americans with Disabilities Act; and provided further that, in the event it is later discovered that the Building was not in material compliance with all Laws as of the Lease Commencement Date, Landlord, at its sole cost and expense, shall be responsible for restoring such compliance.  Tenant's acceptance of the Premises shall not be deemed a waiver of Tenant's rights to have defects in the Building Structure and Systems that exist on the Lease Commencement Date repaired by Landlord at its sole cost and expense.  Tenant shall give notice to Landlord whenever any defect in the Building Structure or Systems becomes reasonably apparent, and Landlord shall repair such defect as soon as practicable at Landlord's sole cost and expense (and not as an Operating Charge).  Notwithstanding any of the foregoing to the contrary:  (i) maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (ii) Landlord shall have no obligation to make any repairs whatsoever to the extent caused by any act or omission of Tenant or any Tenant Agent.  In the event that Tenant elects to use the existing lobby entry doors for the Building, Landlord shall perform, at its sole cost and expense (and not as an Operating Charge and not as a cost for which the Allowance may be used), any alterations, replacements or improvements required to cause such doors to be in material compliance with all Laws as of the Lease Commencement Date.  In addition, and notwithstanding anything to the contrary in this Lease, Landlord shall perform and construct (subject to inclusion of any costs therefor being included in Operating Charges, if permitted), and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (w) necessitated by the acts or omissions of Landlord, Landlord's Agents any other occupant of the Project, or their respective agents, employees or contractors, (x) for which Landlord has a right of reimbursement from others, (y) to the structural portions of the Premises, including foundations and areas beneath foundations and to any Common Areas of the Project exterior to the Building and (z) which are treated as a "capital expenditure" under generally accepted accounting principles.

8.3  To the best of Landlord's actual knowledge, the Premises will be in material compliance with all Laws (including, without limitation, the ADA) as of the Lease Commencement Date.  During the Lease Term, Landlord shall ensure that the Common Areas shall remain in material compliance with all Laws and life safety requirements and will indemnify Tenant against any damages or loss due to non-compliance of the Common Areas with any Laws; provided, however, Landlord shall be permitted to pass through any costs of compliance as Operating Charges in accordance with and subject to the provisions of this Lease.

ARTICLE IX
ALTERATIONS

9.1  The initial improvement of the Premises under this Lease shall be accomplished by Landlord or its designated contractor(s) in accordance with Exhibit B.  Landlord is under no obligation to make any Alterations in or to the Premises or the Building except as may be otherwise expressly provided in this Lease.

9.2  Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building without the prior written consent of Landlord, which consent may be withheld or granted in Landlord's sole and absolute discretion with respect to structural Alterations and any Alterations which are visible from the exterior of the Premises (excluding signage which is governed by Article X), and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other Alterations.  Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes within the Premises without requiring the consent of Landlord.  All Alterations made by Tenant shall be made:  (a) in a good, workmanlike, first‑class and prompt manner; (b) using new or comparable materials only; (c) by a contractor reasonably approved in writing by Landlord; (d) under the supervision of an architect reasonably approved in writing by Landlord to the extent an architect's services are reasonably required for such Alterations; (e) in accordance with plans and specifications reasonably acceptable to Landlord, approved in writing at Landlord's standard charge; (f) in accordance with all Laws; and (g) after obtaining public liability and worker's compensation insurance policies reasonably approved in writing by Landlord (all contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require.  Certificates of such insurance must be received by Landlord before any work is commenced.  All contracts between Tenant and a contractor must explicitly require the contractor to (1) name Landlord and Landlord's agents as additional insureds and (2) indemnify and hold harmless Landlord and Landlord's agents. Tenant shall deliver to Landlord written, unconditional, full or partial (as applicable) waivers of mechanics' and materialmen's liens against the Premises and the Building for all work, labor and services to be performed and materials to be furnished within ten (10) business days after the applicable portion of the Alterations are completed.  If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant's sole cost and expense, by the payment thereof or by the filing of a reasonably acceptable bond.  If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith.  Tenant acknowledges that any Alterations are accomplished for Tenant's account, Landlord having no obligation or responsibility in respect thereof.  Landlord's approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord's representation that such approved plans, drawings, changes or Alterations comply with all Laws.  Any deficiency in design or construction of any Alteration, although same had prior approval of Landlord, shall be solely the responsibility of Tenant.  All Alterations affecting structural elements of the Building, the fire and life safety system, the roof of the Building, or any areas outside of the Premises shall, at Landlord's election, be performed by Landlord's designated contractor or subcontractor at Tenant's expense (provided the cost therefor is competitive).  In connection with any Alteration which Tenant requests Landlord complete during the Term of this Lease, Landlord shall be paid a construction supervision fee in an amount equal to   of the total cost of such Alteration; provided, however, that, except for any actual, third-party costs reasonably incurred by Landlord relating to such Alterations, Tenant shall not be obligated to pay any fee for any Alteration performed by Tenant in the Premises.  Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as‑built (or record) drawings and CAD drawings showing such Alteration in place.

9.3  If any Alterations that require Landlord's consent are made without the prior written consent of Landlord, then Landlord shall have the right, at Tenant's expense, to so remove and correct such Alterations and restore the Premises and the Building.  All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a)  Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings, trade fixtures and equipment installed in the Premises solely at the expense of Tenant ("Tenant's Property"), and (b) Tenant shall remove at its expense all Alterations and other items in the Premises or the Building which Landlord designates in writing for removal. Landlord shall make such designation promptly after receipt of a written request from Tenant given with Tenant's request for Landlord's approval of such Alteration.  Notwithstanding the foregoing, Tenant shall not be required to remove: (x) Alterations consisting of standard buildout items that are typically installed by similar tenants in multi‑tenanted, multi‑story, first class office buildings (such as partitions, but not interior staircases, for example); (y) any Alteration made by Landlord in initially finishing and completing the Premises in accordance with Exhibit B, except as otherwise indicated on any of Tenant's plans; and (z) cabling and wiring, so long as such cabling and wiring is terminated in accordance with all Laws.  Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Premises or the Building.  If such removal causes damage or injury to the Premises or the Building, then Tenant shall repair all damage and injury to the Premises or the Building caused by such removal as aforesaid.  If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, then Landlord shall have the right at Tenant's expense to remove from the Premises any or all such items or to require Tenant to do the same, except as otherwise provided in this Section.  If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, all reasonable costs incurred by Landlord in effectuating such return.  Landlord shall have no lien or other interest in any item of Tenant's Property and hereby waives any statutory or common law lien on Tenant's Property.

ARTICLE X
SIGNS

10.1  Landlord will list, at Landlord's expense, the name of Tenant (and any permitted subtenants and assignees) and its employees in the Building directory in a number of listings up to the Building Directory Share.  Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering or notice of any kind on any part of the exterior of the Building, or on any part of the interior of the Premises which can be seen from outside the Premises (such as windows and doors), without the prior written approval of Landlord, which may be granted or withheld in Landlord's sole and absolute discretion as to any sign visible from the exterior of the Building, and which approval shall not be unreasonably withheld as to any other signs.  Landlord shall not unreasonably withhold its consent to any Tenant signage in the Building's main lobby, provided such signage complies with all Laws and Project covenants and regulations.  If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to require Tenant to remove such item, and, if Tenant fails to do so within three (3) business days after such notice, remove such item at Tenant's expense.  Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building to the extent required by applicable Laws.

10.2  In addition, (i) so long as Tenant is occupying at least four (4) full floors in the Building, Tenant shall have the exclusive right to install a sign displaying Tenant's trade name and/or logo on the exterior of the Building and the right to install two (2) flag poles at the Building and to fly Tenant's corporate flag (and neither Landlord nor any other occupant of the Project shall have the right to install flagpoles at the Building), (ii) Tenant shall have the exclusive right (subject to the penultimate sentence of this Section 10.2) to install one (1) monument sign for Tenant's exclusive use directly in front of the main entrance to the Building (the "Building Monument Sign"), and (iii) Tenant shall have the right to install additional exterior monument identity signage and directional monument signage on the existing monuments at the Building; provided that Tenant shall obtain Landlord's written approval of the size, location, and plans and specifications for all such signs and flag poles, which approval shall not be unreasonably withheld, conditioned or delayed, and shall obtain any necessary permits for said signs and flag poles, as well as all necessary governmental and Las Colinas Association approvals.   Tenant shall install its approved signs and flag poles at times mutually agreed upon by Landlord and Tenant, it being understood and agreed that Landlord shall have the right to supervise such installation.  Throughout the Lease Term, Tenant shall pay for all electricity (if any) consumed by said signs, and shall maintain said signs and flag poles in good condition and repair.  Upon the expiration or termination of the Term of this Lease, Tenant, at its sole cost and expense, shall remove such signs and flag poles and repair any damage to the Project, Building and/or monuments resulting therefrom, and make all repairs necessary to return the area of the Project, Building and monuments on which such signs were installed to their condition prior to the installation of Tenant's signs and flag poles.  The foregoing exterior and monument signs and flag poles shall be installed by Tenant at its sole cost and expense, which cost may be deducted from the Improvements Allowance.  In the event that Tenant does not Lease the entire Building, then the Building Monument Sign shall become a multi-tenant monument sign.  Landlord shall use commercially reasonable efforts, at Tenant's sole cost and expense, to assist with Tenant's efforts to obtain approval for Building top signage from the governing authorities prior to and during the Lease Term.

ARTICLE XI
INTENTIONALLY OMITTED

ARTICLE XII
INSPECTION

12.1  Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises at any time and from time to time, without charge therefor and without diminution of the rent payable by Tenant, in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as are required or permitted under this Lease, or to exhibit the same to brokers(during the last twelve (12) months of the Lease Term), prospective tenants (during the last twelve (12) months of the Lease Term), lenders, and purchasers.  Except in the event of an emergency, Landlord shall (i) give Tenant at least 24 hours advance notice of any such entry, which entry shall be during Normal Building Hours, (ii) permit Tenant to have a representative present at such time; (iii) comply with Tenant's reasonable security measures, and (iv) minimize disruption to Tenant's normal business operations in the Premises in connection with any such entry but same shall not prohibit Landlord from performing maintenance and repairs required or permitted under this Lease during business hours and Landlord shall have no obligation to employ overtime or other premium pay labor or other costs in connection therewith.

ARTICLE XIII
INSURANCE

13.1  If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase.  The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

13.2        (a)  Throughout the Lease Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-VII or better rating and S&P rating of at least A:

(i)  Commercial General Liability ("CGL") insurance (written on an occurrence basis) with limits not less than   per occurrence,    annual general aggregate (on a per location basis),    products/completed operations aggregate,   personal and advertising injury liability,    fire damage legal liability, and   medical payments.  CGL insurance shall be written on ISO occurrence form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii)  Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than   for each accident,    disease‑policy limit, and   disease‑each employee.

(iii)  Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than  combined single limit for each accident.

(iv)  Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than   per occurrence and   annual aggregate.

(v)  All Risk Property Insurance covering Tenant's property, Landlord's Work, and all improvements and equipment located at the Building.  If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi)  Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations.

(vii)  Tenant or Tenant's contractor(s) shall carry Builder's Risk (or Building Constructions) insurance during the course of construction of any Alteration until completion thereof.  Such insurance shall be on a form covering Landlord, Landlord's architects, Landlord's contractor or subcontractors, Tenant and Tenant's contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered upon all Alterations in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations and builder's machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times.  Said Builder's Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b)  Landlord and the Landlord Insured Parties shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and Auto policy, and coverage shall be primary and noncontributory.  Landlord shall be a loss payee on the Property policy in respect of Tenant's Alterations.  All insurance shall contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord's Representatives from any and all liabilities, claims and losses to property for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease).  Tenant or Tenant's representative will provide thirty (30) days written notice to Landlord of Notice of Cancellation should any of the above policies be cancelled before the expiration date. Tenant shall deliver an Acord 25 certificate with respect to all liability and personal property insurance and an Acord 28 certificate with respect to all commercial property insurance to Landlord on or before the Lease Commencement Date and at least annually thereafter.  If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord's request during the Lease Term (and in any event within three (3) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days' prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.  Tenant shall be responsible for any deductible or self-insured retention contained within its insurance programs.

13.3  Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building, including, without limitation, the Landlord's Work during construction in accordance with Exhibit B, and Landlord's property therein in an amount required by its insurance company to avoid the application of any coinsurance provision.  Notwithstanding anything to the contrary in this Lease, Landlord hereby waives its right of recovery against Tenant, Tenant's Agents and any permitted subtenants and assignees and releases Tenant, Tenant's Agents and any permitted subtenants and assignees from any and all liabilities, claims and losses for which such person or entity may otherwise be liable to the extent caused by a risk which is actually insured against or which is required to be insured against under the Lease.  Landlord shall secure a waiver of subrogation endorsement from its insurance carrier.  Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 13.2).  Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate.  Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant's personal property or any Alterations performed by Tenant, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.

ARTICLE XIV
SERVICES AND UTILITIES

14.1  From and after the Lease Commencement Date, Landlord will provide to the Premises: During Building Hours, air‑conditioning and heating during the seasons they are required at such temperatures and in such amounts standard for comparable buildings in the Las Colinas submarket; janitorial service after 5:30 p.m. on Monday through Friday only (excluding Holidays); electric power from the utility provider sufficient for customary lighting purposes and normal office use; standard hot and cold water in Building standard bathrooms and chilled water in Building standard drinking fountains; elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency); landscaping and snow removal during the seasons they are required; and exterior window‑cleaning service.  If Tenant requires air‑conditioning or heat beyond the Building Hours, then Landlord will furnish the same provided Tenant gives Landlord advance notice of such requirement (by 2:00 p.m. of the same day for extra service needed Monday through Friday, and by 2:00 p.m. on Friday for extra service needed on Saturday or Sunday), provided, however, that Landlord will cooperate in good faith to accommodate Tenant's needs in the event Tenant is unable to satisfy the 2:00 p.m. notice requirements.  Tenant shall pay for such extra service at a charge of   per hour per floor (with a two (2) hour minimum) during the initial Lease Term; provided, however, Landlord shall provide up to one hundred (100) hours of overtime HVAC to the Premises per Lease Year at no charge to Tenant.  To the extent Tenant provides or contracts for any services relating to any Building Structure or System or any service or utility being provided by Landlord to the Premises directly from the supplier (which Tenant shall not be permitted to do without Landlord's prior written consent, which consent shall not be unreasonably withheld conditioned or delayed), Tenant shall enter into and maintain a service contract therefor with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise approved by Landlord.  Tenant shall have access to the Building twenty‑four (24) hours per day each day of the year (except in the event of an emergency).  Landlord shall provide a card key (or similar type of) access system to provide access to the Building and the Parking Facility at times other than Building Hours.  A reasonable number of access cards or other means of access (not to exceed the Access Card Allotment shall be provided to Tenant at no cost to Tenant (except that Landlord may charge Tenant for replacement cards).  Such access cards shall be issued by Landlord to the specific individuals that are designated by Tenant.  Tenant shall not permit anyone, except for Tenant's Agents, employees, permitted subtenants and assigns and authorized guests, to enter the Building at times other than the Building Hours.  All persons entering or exiting the Building at times other than the normal hours of operation of the Building shall, at Landlord's discretion, be required to sign in and out.

14.2  Landlord shall not have any liability to Tenant, and Tenant shall not be entitled to terminate this Lease or receive a rent abatement, in the event of Landlord's failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; provided, however, that (a) if all or a portion of the Premises is rendered unusable by Tenant for a continuous period of five (5) consecutive business days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use all of a portion of the Premises during such period, then, so long as no Event of Default exists under this Lease, Tenant shall be entitled, as its sole and exclusive remedy, to a proportionate abatement of the Base Rent and Additional Rent payable hereunder for the period beginning on the day after such five (5) business day period ends and continuing until the earlier of the date Tenant resumes use or occupancy of the Premises or the date use of the Premises is restored to Tenant; and (b) Landlord shall use reasonable efforts to restore such failure or inability so long as such failure or inability is within Landlord's reasonable control to correct.  Notwithstanding the foregoing, if the entire Premises is unusable for a period of ninety (90) or more consecutive days due to Landlord's failure (or inability) to furnish the foregoing services, and such failure is not due to a casualty pursuant to the provisions of Article XVII, then Tenant shall have the right to terminate this Lease upon delivery to Landlord of written notice within one hundred (100) days after the commencement of such failure.

14.3  The first floor auditorium in the 6031 Building shall be available for Tenant's non-exclusive use during the Term (with the same capacity, quality of finish, and levels of maintenance and service as on the date of this Lease) on a first-come, first-served basis at Landlord's current market rates.  Subject to availability and on a reservation basis, Tenant shall have the right to use the auditorium for one (1) full day per month at no charge during the initial Lease Term.

ARTICLE XV
LIABILITY OF LANDLORD

15.1  Landlord and Landlord's Representatives shall not be liable to Tenant or any other person or entity for any damage, injury, loss or claim based on or arising out of the following (except as otherwise provided in this Lease):  repair to any portion of the Premises or the Building; interruption in the use of the Premises or the Building or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building.  If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition.  Any property placed by Tenant or any Agent in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor.  Any person receiving an article delivered for Tenant shall be acting as Tenant's agent for such purpose and not as Landlord's agent.  For purposes of this Article, the term "Building" shall be deemed to include the Land.  Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any loss, Cost or damage caused by the negligence or willful misconduct of Landlord or Landlord's Representatives; provided, however, that neither Landlord nor any of Landlord's Representatives, nor shall Tenant or any of Tenant's

Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease, except for Tenant's liability under Article XXII.

15.2       (a)  Except to the extent caused by the negligence or willful misconduct of Landlord or its agents or Landlord's breach of this Lease, Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all reasonable Costs suffered by or claimed against them, directly or indirectly, to the extent based on or arising out of, in whole or in part, (i) use and occupancy of the Premises or the business conducted therein, (ii) any negligent or willful act or omission of Tenant or any Agent, (iii) any breach of Tenant's obligations under this Lease, including failure to comply with Laws (to the extent required pursuant to this Lease) or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (iv) any entry by Tenant or any Agent upon the Land prior to the Lease Commencement Date.

(b)  Except to the extent caused by the negligence or willful misconduct of Tenant or an Agent of Tenant or Tenant's breach of this Lease, Landlord shall reimburse Tenant and shall indemnify and hold Tenant harmless from and against all Costs suffered or claimed against them, directly or indirectly, based on or arising out of, in whole or in part: (i)  Landlord or Landlord's Agents use or control of the Common Areas of the Building and the Building Structure and Systems, (ii) any negligent or willful act or omission of Landlord or any Landlord Agent, or (iii) any breach of Landlord's obligations under this Lease, including failure to comply with Laws.

15.3  No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Building or a landlord's interest therein.  Within five (5) days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment provided such transferee assumes in writing the obligations of Landlord hereunder which accrue from and after the date of the transfer and does not disturb Tenant's possession of the Premises.

15.4  Except as otherwise provided in this Lease, Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord.

15.5  If Tenant or any Agent is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Building which shall be deemed to include proceeds actually received by Landlord from any sale of the Building (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any Mortgagees), and rental income from the Building (net of all expenses). No other asset of Landlord, and no asset of any of Landlord's Representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an "officer")) or any other person or entity, shall be available to satisfy or be subject to any such judgment.  No such Landlord's Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.

ARTICLE XVI
RULES

16.1  Tenant and Agents shall at all times abide by and observe the rules specified in Exhibit C.  Tenant and Agents shall also abide by and observe any other rule that Landlord may reasonably promulgate from time to time for the operation and maintenance of the Building, provided that written notice thereof is given, such rule is not inconsistent with the provisions of this Lease, and such rule does not materially increase Tenant's obligations or materially decrease its rights hereunder or unreasonably interferes with Tenant's use of the Premises.  All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein.  Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees.  Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

ARTICLE XVII
DAMAGE OR DESTRUCTION

17.1  If the Premises or the Building are totally or partially damaged or destroyed, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if in Landlord's reasonable judgment such repair and restoration cannot be completed within three hundred sixty (360) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within forty‑five (45) days after the occurrence of such damage or destruction.  If this Lease is terminated pursuant to this Article, then rent shall be apportioned and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to improvements required to be insured by Tenant that would remain in the Premises at the end of the Lease Term.  If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall receive an equitable abatement of rent equitably abated based upon the extent to which Tenant's use of the Premises is diminished; provided, however, that if Tenant fails to immediately pay over to Landlord insurance proceeds (which Tenant is required to pay to Landlord pursuant to the terms of this Lease) when received from Tenant's insurance any such rent abatement shall end on the date when Landlord would have been able to substantially complete repair and restoration of the Premises had Tenant timely paid Landlord such insurance proceeds.  Tenant shall have no obligation to pay to Landlord any insurance proceeds received by Tenant which are on account of business interruption or Alterations to the Premises which Landlord is not required to restore pursuant to the terms of this Section.  After receipt of all available insurance proceeds (including proceeds of insurance maintained by Tenant and required to be paid to Landlord hereunder), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (a)  Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (b) Landlord shall not be required to repair or restore any Alterations or any other contents of the Premises (including any Tenant Items).  Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles equal less than    of the value of the Building as of the date of the casualty (so long as Landlord maintains the insurance required by Section 13.3), (2) the holder of any Mortgage applies such insurance proceeds to the payment of outstanding indebtedness such that the remaining proceeds available for such repair and restoration equal less than   of the value of the Building as of the date of the casualty, or (3) zoning or other applicable Laws or regulations do not permit such repair and restoration in a manner that permits general office use of the Premises; provided, however, that as to (1) and (2) Tenant shall have the right to void such termination, by delivering to Landlord, within thirty (30) days after receipt of Landlord's notice of termination, any shortfall in funds in excess of the foregoing   threshold.  Any monies provided to Landlord in accordance with the foregoing sentence shall not be recoverable by Tenant from Landlord.

17.2  If, within forty‑five (45) days after the occurrence of the damage or destruction described in Section 17.1, Landlord determines in its sole but reasonable judgment that the repairs and restoration cannot be substantially completed within three hundred sixty (360) days after the date of such damage or destruction, and provided Landlord does not elect to terminate this Lease pursuant to this Article, then Landlord shall promptly notify Tenant of such determination.  For a period continuing through the later of the thirtieth (30th) day after the occurrence of the damage or destruction or the tenth (10th) day after receipt of such notice, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (which date of such termination shall be not more than thirty (30) days after the date of Tenant's notice to Landlord).

17.3  In the event that the repair and restoration of the Premises and such portions of the Building as may be reasonably necessary for the operation of Tenant's business within and from the Premises is not completed prior to the end of three hundred sixty (360) days after the occurrence of such damage or destruction, Tenant shall thereafter have the right to terminate this Lease by delivering written notice of such termination to Landlord.  Any such termination by Tenant shall be effective as of the date set forth in such termination notice, which date shall not be less than thirty (30) days after the date of such notice, or if no such date is set forth in such notice, the date that is thirty (30) days after the date of such notice; provided, however, that in the event that such repair and restoration is completed prior to the effective date of such termination, Tenant's termination notice will be deemed to have been rescinded and this Lease shall thereafter continue in full force and effect as if no such termination notice had been given by Tenant.

ARTICLE XVIII
CONDEMNATION

18.1  If one‑third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi‑governmental authority for any public or quasi‑public use or purpose or sold under threat of such a taking or condemnation (collectively, "condemned") or if Tenant's use of the Premises would no longer be feasible as a result thereof, then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date.  If less than one‑third of the Premises or occupancy thereof is condemned, and if Tenant's use of the Premises is commercially feasible after such taking or condemnation, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned.  Landlord shall notify Tenant of any condemnation contemplated by this Section promptly after Landlord receives notice thereof.  Within ten (10) days after receipt of such notice, Tenant shall have the right to terminate this Lease with respect to the remainder of the Premises not so condemned as of the date title vests in such authority if such condemnation renders said remainder of the Premises reasonably unusable for their intended purpose.  Notwithstanding anything herein to the contrary, if   or more of the parking areas is condemned, and if Landlord is unable to promptly provide alternative parking which is reasonably proximate to the Premises, then whether or not any portion of the Premises is condemned, Tenant shall have the right to terminate this Lease as of the date title vests in such authority.

18.2  All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and, except as otherwise provided herein, Tenant assigns to Landlord all rights to such awards, damages and compensation.  Tenant shall be permitted to make a claim against such proceeds or such authority for any portion of such award, damages or compensation attributable to damage to improvements in the Premises installed at Tenant's cost, loss of profits and goodwill, or severance damages.  Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant's expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

ARTICLE XIX
DEFAULT

19.1  If there shall be an Event of Default, as defined in Rider 1 (even if prior to the Lease Commencement Date), then the provisions of Section 19.2 shall apply to the extent not otherwise prohibited under applicable Law.

19.2  Landlord shall have the right, at its sole option, to terminate this Lease.  In addition, with or without terminating this Lease, Landlord may re‑enter, terminate Tenant's right of possession and take possession of the Premises.  Upon an Event of Default, the provisions of this Article shall operate as a notice to quit, and, upon such Event of Default, Tenant hereby waives any other notice to quit or notice of Landlord's intention to re‑enter the Premises or terminate this Lease; provided, however, that any notice required to be provided by Landlord to Tenant under this Lease may, if appropriately given, also concurrently satisfy any Texas law requirements relating to such notice.  Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re‑entry and possession, as may be applicable.  If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant's liability for all Base Rent, additional rent and other sums specified herein.  If Tenant is in default under this Lease and has vacated the Premises, and if Landlord has terminated this Lease as a result of such default, then Landlord shall thereafter use reasonable efforts to relet the Premises; provided, however, that Tenant understands and agrees that Landlord's main priority will be the leasing of other space in the Building and the reletting of the Premises will be of lower priority.  Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant's default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole but reasonable discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting.  Whether or not this Lease and/or Tenant's right of possession is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, additional rent, all abated Base Rent, damages or other sum which may be due or sustained prior to such default, and for all costs, fees and expenses (including reasonable attorneys' fees and costs, reasonable brokerage fees, reasonable expenses incurred in placing the Premises in first‑class rentable condition, reasonable advertising expenses, and any reasonable concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time.  Tenant also shall be liable for additional damages which at Landlord's election shall be either:  (a) an amount equal to the Base Rent and additional rent due or which would have become due from the date of Tenant's default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from Tenant or others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the date on which the Lease Term would have expired but for Tenant's default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord's rights as set forth herein and Landlord's cause of action shall be deemed not to have accrued until the expiration of the Lease Term) and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, additional rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or (b) an amount equal to the difference between (i) all Base Rent, additional rent and other sums due or which would be due and payable under this Lease as of the date of Tenant's default through the end of the scheduled Lease Term, and (ii) the fair market value rental of the Premises over the same period (net of all expenses (including attorneys' fees) and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), as determined by Landlord in its sole and absolute discretion, which difference shall be discounted at a rate equal to one (1) whole percentage point above the discount rate in effect on the date of payment at the Federal Reserve Bank nearest the Building, and which resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease, and that Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred.  Tenant shall pay all reasonable expenses (including attorneys' fees) incurred by Landlord in connection with or as a result of any Event of Default whether or not a suit is instituted.  The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease (including, the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein).  Nothing herein shall be construed to affect or prejudice Landlord's right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease.  If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant's right of possession.

19.3  All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease.  The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy.  No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party's obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations.  Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted.  If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.4  If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord's rights hereunder unless the parties agree otherwise on such compromise or settlement.  Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction.  Landlord may accept the same without prejudice to Landlord's right to recover the balance of such rent or other sums or to pursue any other remedy.  Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due.  No re‑entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5  If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, after written notice to Tenant and the expiration of any applicable cure period, but shall not be required to, make such payment or do such act.  The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default.  If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Rate from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder.

19.6  If Tenant fails to make any payment of Base Rent, additional rent or any other sum on or before the date such payment is due and payable (without regard to any grace period), then Landlord shall have the right to impose upon Tenant in writing a late charge of   of the amount of such payment.  In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant.  Such late charge and interest shall constitute additional rent due hereunder without any notice or demand. Notwithstanding the foregoing, no late fee shall be payable the first time in any twelve month period that Base Rent is not paid when due if Tenant pays same within five (5) days after Landlord's written notice.

19.7  If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several.  If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several.  No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

19.8  Landlord shall be in default of this Lease if it fails to perform any obligation of Landlord under this Lease and such failure is not cured within thirty (30) days after written notice thereof is given by Tenant to Landlord; however, if such failure cannot reasonably be cured within thirty (30) days, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within such thirty (30) day period, diligently continues to cure the default, and completes the cure within such additional reasonable time as may be necessary to effect such cure.  If Landlord does not act with diligence to cure the default or such default remains uncured after the expiration of the Landlord's cure period or if, in an emergency situation where Tenant reasonably believes it will suffer material harm to life or property if it does not act immediately to cure the default and provides Landlord with contemporaneous telephonic notice (followed by written notice to Landlord) of the nature of the emergency and the actions that Tenant plans to undertake (which actions shall be limited only to protect against material harm to Tenant), Tenant may cure the default at Landlord's expense.  If pursuant to the foregoing Tenant pays any reasonable sum in order to cure Landlord's default, such sum ("Tenant's Default Cure Sum") shall be reimbursed by Landlord to Tenant upon thirty (30) days' written notice, which notice shall include all necessary supporting documentation ("Cure Sum Notice").  If Landlord fails to timely reimburse Tenant for the full amount of Tenant's Default Cure Sum, Tenant may withhold from future Base Rent and Additional Rent payments due and owing the Tenant's Default Cure Sum owed to Tenant, except that, before the last Lease Year, amounts withheld by Tenant in any month will not exceed    of the Base Rent and Additional Rent otherwise due in that month.

ARTICLE XX
BANKRUPTCY

20.1  Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a Case is pending, Landlord's right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of the Trustee to assume or assume and assign this Lease pursuant to the Bankruptcy Code.  After the commencement of a Case:  (i) Trustee shall perform all post‑petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code.  Tenant acknowledges that this Lease is a lease of nonresidential real property and therefore Tenant, as the debtor in possession, or the Trustee shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief.  Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption.  Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee's assignee, and (d) complies with all other requirements of the Bankruptcy Code.  If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, then Trustee shall give Landlord written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided Landlord to assure such person's future performance under this Lease) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause Landlord's designee to accept) an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.  If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Lease.  If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX.  At any time during the Term, upon not less than five (5) days prior written notice, Tenant shall provide Landlord with the most current financial statement for Tenant and any such person and financial statements for the two (2) years prior to the current financial statement year.  Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by any independent certified public accountant.

ARTICLE XXI
SUBORDINATION

21.1  This Lease is subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof.  Said subordination and the provisions of this Section shall be self‑operative and no further instrument of subordination shall be required to effectuate such subordination.  The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.

21.2  Tenant shall at Landlord's request promptly execute any reasonable document confirming such subordination, provided such document contains commercially reasonable non-disturbance language.  At the request of such transferee and assumption of Landlord's obligations as required hereby, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease.  Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by or required to credit Tenant with any prepayment of the Base Rent more than thirty (30) days in advance or any deposit, rental security or any other sums deposited with any prior landlord under the Lease (including Landlord) unless said sum is actually received by such transferee, (b) bound by any amendment, modification or termination of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for any breach, act or omission of any prior landlord under the Lease (including Landlord) or any damages arising therefrom, except to the extent such breach, act or omission is, after reasonable prior written notice to the transferee, continuing and not remedied by such transferee after the date of the applicable transfer; (d) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), except for any offset rights expressly granted to Tenant under this Lease, or (e) liable for payment of any damages, fees or penalties payable by any landlord under the Lease (including Landlord) to Tenant, excluding fees or penalties for failure to deliver the Premises in a timely fashion; provided, however, that after succeeding to Landlord's interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer.  Within ten (10) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

21.3  Landlord represents that no Mortgages encumber the Building as of the date of this Lease.  Notwithstanding anything to the contrary contained in this Article XXI, (i) Landlord shall use commercially reasonable efforts to obtain for Tenant a non‑disturbance agreement (recognizing Tenant's rights under this Lease) from any future holders of a Mortgage encumbering the Building and/or the Land on the lender's then-standard form, containing commercially reasonable nondisturbance language; and (ii) the subordination of this Lease to any Mortgage shall be conditioned upon Tenant's receipt from any such lenders of such a non-disturbance agreement.   Tenant shall reimburse Landlord, as Additional Rent, for any costs it incurs as a result of Tenant's negotiation of such subordination and nondisturbance agreement within thirty (30) days after receipt of an invoice therefor.

ARTICLE XXII
HOLDING OVER

22.1  Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, and that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period.  Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the rent payable by Tenant hereunder shall be increased to    of the Base Rent that would have been payable

pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period; provided, however, that if Tenant delivers written notice to Landlord at least ninety (90) days prior to the expiration of the Term that it wishes to continue to occupy the Premises, then damages shall be waived for the first thirty (30) days of holdover and the rent payable by Tenant hereunder shall be increased to the following percentages of the Base Rent that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period:    for the first thirty (30) days;    for the thirty-first (31st) through ninetieth (90th) days of such holdover; and    thereafter.  In any cases under this Section 22.1 Tenant shall continue to pay    of additional rent and other sums that would have been payable pursuant to the provisions of this Lease.  Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated.  Notwithstanding any other provision of this Lease, Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's other rights and remedies, including Landlord's right to evict Tenant and, except as provided above, to recover all damages.  Any such holdover shall be deemed to be a tenancy‑at‑sufferance and not a tenancy‑at‑will or tenancy from month‑to‑month.  In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto.

ARTICLE XXIII
COVENANTS OF LANDLORD

23.1  Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder within applicable notice and cure periods, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises (i.e., quiet enjoyment) without hindrance by Landlord, its employees or agents.

23.2  Subject to other applicable terms and provisions expressly provided in this Lease, Landlord reserves the following rights:  (a) to change the street address and name of the Building provided that Tenant's access to the Premises is not adversely affected and Landlord reimburses Tenant for all of its reasonable out-of-pocket costs incurred in connection therewith, such as revised stationery and business cards; (b) to renovate elevators and stairs, provided that Tenant's access to the Premises is not permanently, materially and adversely affected; (c) to erect, use and maintain pipes, wires, ducts and conduits in and through the plenum areas of the Premises; (d)  to resubdivide the Land or to combine the Land with other lands, provided that any such action does not result in an increase in Real Estate Taxes for the Building; (e)  to construct improvements (including kiosks) on the Land and in the public and Common Areas of the Building; (f) to prohibit smoking in the entire Building or portions thereof (including the Premises), so long as such prohibitions are in accordance with applicable law; and (g) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to perform Landlord's maintenance and repair obligations under this Lease.  Subject to the other applicable terms and provisions expressly provided in this Lease, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant's business or use or occupancy of the Premises and Tenant shall have no claim against Landlord in connection therewith.  With respect to the exercise of any such rights referenced in this Section 23.3, Landlord shall use reasonable efforts to minimize interference with Tenant's normal business operations in the Premises (subject, however, in all cases to governmental requirements and emergencies) and shall comply with Tenant's reasonable security measures and in no event shall Landlord exercise any such rights in a manner that materially diminishes Tenant's parking rights, materially increases the obligations of Tenant or materially decreases Tenant's rights under this Lease.

ARTICLE XXIV
PARKING

24.1  During the Lease Term and any renewal periods, Landlord agrees to make available to Tenant and its employees, spaces for the reserved and unreserved parking of passenger automobiles in the Parking Facility in an amount equal to the Parking Allotment, as set forth under Section 1.18.  Except with respect to Tenant's reserved parking spaces, the spaces shall be unassigned spaces, on a self‑park or attendant-park basis.  Tenant shall not use the Parking Facility for the servicing or extended storage of vehicles.  Tenant shall not assign, sublet or transfer any permits hereunder, except in connection with any assignment or sublease permitted pursuant to Article VII hereof where parking is provided for in the sublease or assignment.  Landlord reserves the right to institute a Parking Facility operator system, a valet parking system or a self‑parking system, or to otherwise change the parking system (including the reconfiguration of the Parking Facility), provided that in each such case Tenant's Permit Allotment shall not be reduced; provided that Landlord shall not have the right to assign parking spaces on other than a de minimis basis, except to the extent such designated or assigned parking spaces exist in the leases of other tenants in the Project as of the date of this Lease.  Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Facility or any other parking area and shall at all times abide by all rules and regulations governing the use of the Parking Facility.  Landlord reserves the right to close the Parking Facility or any other parking area during periods of unusually inclement weather or for alterations, improvements or repairs, provided that Landlord shall use reasonable efforts to minimize interference with Tenant's normal business operations in the Premises.  Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Facility or any other parking area, or for any injury sustained by any person in or about the Parking Facility or any other parking area.  Landlord shall not be liable to Tenant and, except as otherwise provided herein, this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Lease Commencement Date.  Notwithstanding anything to the contrary contained in this Article XXIV, subject to availability, Tenant will have the right to use up to four and one-half (4.5) parking spaces per one thousand (1,000) rentable square feet in the Premises; provided, however, that Tenant's right to use such additional parking spaces shall continue only so long as such additional parking spaces are available, as determined by Landlord.  Subject to obtaining Landlord's prior written approval as to the location of spaces, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to convert three (3) spaces in front of the Building for priority parking for car pool and van pool vehicles.

ARTICLE XXV
GENERAL PROVISIONS

25.1  Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or any portion of the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.

25.2  Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant, and no estate shall pass out of Landlord.  Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, use the name of the Building as Tenant's business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant's business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant.

25.3  Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers.  It is understood that Landlord shall pay the Brokers pursuant to separate agreements.  Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker's lien law, asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers.  Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by the Brokers and any other broker, agent or finder employed by Landlord or with whom Landlord has dealt.  Tenant's and Landlord's indemnities set forth in this Section shall survive the expiration or earlier termination of the Lease Term.

25.4  At any time and from time to time, upon not less than ten (10) business days' prior written notice, Landlord and Tenant (and each subtenant, assignee, licensee or concessionaire or occupant of Tenant) shall execute, acknowledge and deliver to the other and/or any other person or entity designated by Landlord or Tenant, as applicable, a written statement certifying:  (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) to the party's actual knowledge, whether or not the other is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to such party are to be sent; (e) that, if applicable, this Lease is subject and subordinate to all Mortgages encumbering the Building or the Land for which non-disturbance agreements have been provided to Tenant in accordance with Section 21.3 of this Lease; (f) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord may reasonably request.  Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity.  Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant's failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing.

25.5  LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.  LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

25.6  All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the third business day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses:  (a) if to Landlord, at the Landlord Notice Address specified in Article I; (b) if to Tenant, at the Tenant Notice Address specified in Article I.  Either party may change its address for the giving of notices by written notice given in accordance with this Section.  If Landlord or the holder of any Mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder.  Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any Mortgage shall have as long as reasonably necessary to remedy such act or omission provided that (i) such holder commences such remedy and notifies Tenant within said thirty (30) day period of holder's desire to remedy, and (ii) holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the Mortgage to remedy the same).  Any cure of Landlord's default by such holder shall be treated as performance by Landlord.

25.7  Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.  If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby.  Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

25.8  Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

25.9  The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

25.10  This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto.  Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect.  This Lease may be modified or changed in any manner only by an instrument signed by both parties.  This Lease includes and incorporates all exhibits, schedules and riders attached hereto.  Tenant shall, at Landlord's request, promptly execute any requisite document, certificate or instrument that is reasonably necessary or desirable to clarify or carry out the force and effect of any terms or conditions of, or obligation of Tenant under, this Lease.

25.11  This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to the application of choice of law principles.  There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it (it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease).  No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall be construed to waive Landlord's right to insist on Tenant's strict performance of the terms of this Lease.

25.12  Headings are used for convenience and shall not be considered when construing this Lease.

25.13  The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises.  This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

25.14  Time is of the essence with respect to each of Tenant's and Landlord's obligations hereunder.

25.15  This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document.  Faxed signatures or signatures delivered by other electronic means (e.g., .pdf signatures) shall have the same binding effect as original signatures.

25.16  Neither this Lease nor a memorandum thereof shall be recorded.

25.17  Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for Building without Tenant's consent, provided such changes or modifications do not materially and adversely change the character of same.

25.18  Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.

25.19  Tenant's liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.  Landlord's liabilities and obligations with respect to refund of the security deposit or overpayments by Tenant of Real Estate Taxes or Operating Charges, if and to the extent required by the provisions of this Lease, shall survive the expiration or earlier termination of this Lease.

25.20  If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit B, any obligation with respect to insurance pursuant to Article XIII, any obligation to give notice with respect to extensions, expansions or otherwise, any holdover and the time periods set forth in Section 3.3 (except as provided therein) and Article 17 hereof) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord's or Tenant's (as applicable) reasonable control (whether similar or dissimilar to the foregoing events) ("Force Majeure event"), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No force majeure event shall delay the Lease Commencement Date or excuse the timely payment of any sums due under the Lease unless the Force Majeure event affects banking systems.  Financial disability or hardship shall never constitute a force majeure event.

25.21  Landlord's review, approval and consent powers (including the right to review plans and specifications) are for its benefit only.  Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.  However, subsequent to such review, Landlord may not claim such plans and specifications are illegal or unsafe unless such determination has been made by a third party.

25.22  The deletion of any printed, typed or other portion of this Lease shall not evidence the parties' intention to contradict such deleted portion.  Such deleted portion shall be deemed not to have been inserted in this Lease.

25.23  At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

25.24  Tenant represents and warrants that the person executing and delivering this Lease on Tenant's behalf is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Tenant is not engaging in this transaction on behalf of any such individual or entity; that Tenant is not in violation of any anti-money laundering Law; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

25.25  Intentionally Omitted.

25.26  In the event Landlord or Tenant is required or elects to take legal action against the other party to enforce the provisions of this Lease, then the prevailing party in such action shall be entitled to collect from the other party its reasonable costs and expenses incurred in connection with the legal action (including reasonable attorneys' fees and court costs).  Notwithstanding the foregoing, if Landlord shall take any legal action for collection of rent or file any eviction proceedings (whether summary or otherwise) for the non‑payment of rent, and Tenant shall make payment of such rent prior to the rendering of any judgment, the Landlord shall be entitled to collect and Tenant shall pay as additional rent all filing fees and other reasonable costs in connection therewith (including reasonable attorneys' fees).

25.27  As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that:  (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Article XIX of this Lease and shall be covered by the indemnity provisions of this Lease, (y) Tenant shall be responsible for ensuring that all assignees of this Lease and all subtenants or other occupants of the Premises comply with the foregoing representations and warranties, and (z) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

25.28  Landlord is aware that the Tenant, or its affiliates, will file this lease with the SEC.  In addition, both parties shall notify each other prior to issuing any press release relating to the execution of this Lease, and will coordinate the release of any such statements.

25.29  Landlord will promptly notify Tenant in writing if it intends to market the Building or the Land for sale or otherwise sell or transfer its interest in the Building or the Land.

ARTICLE XXVI
RENEWAL OPTIONS

ARTICLE XXVII
RIGHTS OF FIRST OFFER

ARTICLE XXVIII
EARLY TERMINATION OPTION

Tenant shall have the one-time right to terminate the Lease on June 30, 2023 (the "Early Termination Date"), provided:  (a) Tenant delivers a written notice ("Early Termination Notice") to Landlord of its intention to terminate no later than December 31, 2021, time being of the essence; (b) Tenant is not in default (beyond applicable cure periods) at the time the Early Termination Notice is delivered; and (c) Tenant delivers to Landlord, a payment ("Termination Fee") equal to    .

ARTICLE XXIX
ROOF ACCESS

29.1  Subject to the satisfaction, in Landlord's reasonable judgment, of all of the conditions set forth in this Article, Tenant, at Tenant's sole cost and expense, may install and once installed shall maintain up to three (3) satellite dishes or similar antennae devices not exceeding 2 feet in diameter (each, a "Satellite Dish" or, collectively, the "Satellite Dishes") on the roof of the Building for use in connection with Tenant's business in the Premises.  Notwithstanding anything in this Article to the contrary, Tenant shall not be permitted to install the Satellite Dishes unless (i) each Satellite Dish conforms to the specifications and requirements set forth in the drawings and specifications prepared by a licensed professional (the "Satellite Dish Drawings"), which Satellite Dish Drawings shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, (ii) Landlord approves, which approval shall not be unreasonably withheld conditioned or delayed, the capacity, power, location and proposed placement and method of installation of each Satellite Dish, and (iii) Tenant obtains, at its sole cost and expense, and provides copies to Landlord of all necessary governmental permits and approvals, including, without limitation, those of the Las Colinas Association and special exception permits, if applicable, for the installation of the Satellite Dish equipment upon the Building.  Tenant, at Landlord's direction, shall cause the Satellite Dishes to be painted in a nonmetallic paint.  In addition, if the installation of any Satellite Dish on the roof of the Building would penetrate the roof of the Building, then Tenant shall not be permitted to install such Satellite Dish unless Tenant warrants and guaranties the roof to the extent that Landlord will lose its existing roof warranty or guaranty and unless Landlord approves, in writing, any such effect on the Building's structure or service systems or any such structural alteration, which approval may be granted or withheld by Landlord in its sole discretion.  The Satellite Dishes shall be installed by a contractor reasonably acceptable to both Landlord and Tenant and thereafter shall be properly maintained by Tenant, all at Tenant's sole expense.  At the expiration or earlier termination of the Term, the Satellite Dishes shall be removed from the roof of the Building at Tenant's sole cost and expense and that portion of the roof of the Building that has been affected by the Satellite Dishes shall be returned to the condition it was in prior to the installation of the Satellite Dishes.  Tenant shall pay all subscription fees, usage charges and hookup and disconnection fees associated with Tenant's use of the Satellite Dishes and Landlord shall have no liability therefor.  All of the applicable provisions of this Lease, including, without limitation, the insurance, maintenance, repair, release and indemnification provisions shall apply to Tenant's installation, operation, maintenance and removal of the Satellite Dishes.

29.2  Except as shown on the Satellite Dish Drawings, as reasonably approved by Landlord, Tenant shall not make any modification to the design, structure or systems of the Building, required in connection with the installation of the Satellite Dishes without Landlord's prior written approval of such modification and the plans therefor, which approval may be granted, conditioned or withheld by Landlord in its sole but reasonable discretion.  The preceding sentence notwithstanding, Landlord acknowledges and agrees that Tenant may use the conduits connecting the Premises to the roof of the Building in conjunction with the installation of the Satellite Dishes on the roof of the Building and the connection of the Satellite Dishes to the Premises for use in Tenant's business.  Tenant agrees that, in addition to any indemnification provided Landlord in this Lease, Tenant shall indemnify and shall hold Landlord and its employees, shareholders, partners, officers and directors, harmless from and against all costs, damages, claims, liabilities and expenses (including attorney's fees and any costs of litigation) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from Tenant's use of the Satellite Dishes and/or the conduits to connect the Premises to the Satellite Dishes.  In addition, Tenant shall be liable to Landlord for any actual damages suffered by Landlord or any other tenant or occupant of the Building for any cessation or shortages of electrical power or any other systems failure arising from Tenant's use of the conduits to connect the Premises to the Satellite Dishes.

29.3  Tenant, at its sole cost and expense, shall secure all necessary permits and approvals from all applicable governmental agencies with respect to the size, placement and installation of the Satellite Dishes.  In the event Tenant is unable to obtain the necessary approvals and permits from any applicable federal, state, county or other local governing authorities for the Satellite Dishes, Tenant shall have no remedy, claim, cause of action or recourse against Landlord, nor shall such failure or inability to obtain any necessary permits or approvals provide Tenant the opportunity to terminate this Lease.

29.4  Landlord makes no representations or warranties concerning the suitability of the roof of the Building for the installation operation, maintenance and repair of the Satellite Dishes, Tenant having satisfied itself concerning such matters.

29.5  Tenant shall not have access to the Satellite Dishes without Landlord's prior written consent, which consent shall be granted to the extent necessary for Tenant to perform its maintenance obligations hereunder only and only if Tenant is accompanied by Landlord's representative (if Landlord so requests).  Any such access by Tenant shall be during Building Hours and subject to reasonable rules and regulations relating thereto established from time to time by Landlord, including without limitation rules and regulations prohibiting such access unless Tenant is accompanied by Landlord's representative.

29.6  Upon at least thirty (30) days' prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate any of the Satellite Dishes, if in Landlord's opinion such relocation is necessary or desirable.  Any such relocation shall be performed by Tenant at Landlord's expense, and in accordance with all of the requirements of this Section.  Nothing in this Section shall be construed as granting Tenant any line of sight easement with respect to any such Satellite Dish; provided, however, that if Landlord requires that any such Satellite Dish be relocated in accordance with the preceding two (2) sentences, then Landlord shall use reasonable efforts to provide either (a) the same line of sight for such Satellite Dish as was available prior to such relocation, or (b) a line of sight for such Satellite Dish which is functionally equivalent to that available prior to such relocation.

29.7.  It is expressly understood that by granting Tenant the right hereunder, Landlord makes no representation as to the legality of such Satellite Dishes or their installation.  In the event that any federal, state, county, regulatory or other authority requires the removal or relocation of a Satellite Dish, Tenant shall remove or relocate such Satellite Dish at Tenant's sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor.

29.8.  The Satellite Dishes may be used by Tenant only in the conduct of Tenant's customary business in the Premises. No assignee or subtenant shall have any rights pursuant to this Article.

29.9. Tenant shall maintain such insurance as is appropriate with respect to the installation, operation and maintenance of the Satellite Dishes.  Landlord shall have no liability on account of any damage to or interference with the operation of the Satellite Dishes except for physical damage caused by Landlord's gross negligence or willful misconduct and Landlord expressly makes no representations or warranties with respect to the capacity for a Satellite Dish placed on the roof of the Building to receive or transmit signals.  The operation of the Satellite Dishes shall be at Tenant's sole and absolute risk.  Tenant shall in no event interfere with the use of any other communications equipment located on the roof of the Building.

29.10.  The Project is currently equipped with a sonet ring which encompasses all three Buildings and conduits connecting each Building.  Subject to and in accordance with the provisions of this Article XXVIII (as applicable), Tenant shall have the non-exclusive right to utilize such sonet ring and conduits for connectivity between the 6031 Building and the Building.  Subject to obtaining the appropriate license agreements, and at Tenant's sole cost and expense, Tenant's telecommunication provider may connect service and install fiber and Landlord shall not charge a fee therefor.

ARTICLE XXX
GENERATOR AND UNINTERRUPTED POWER SUPPLY

30.1.  Right to Use Existing Generator and to Install New Generator.  Tenant shall have the right, at Tenant's expense (but without payment of any usage fee to Landlord), to utilize at the Building the existing 750 KVA emergency diesel generator located at the southeast corner of the Building (together with any associated equipment, the "Existing Generator"); provided, however, that any costs attributable to the Existing Generator's use by Landlord to satisfy any Building life/safety requirements shall be included in Operating Charges.  Landlord makes no representations or warranties whatsoever with respect to the Existing Generator.  Tenant also shall have the right, at Tenant's expense and for its own use, to purchase, install, maintain and operate at the Building an emergency power generator (the "New Generator") (where appropriate, the Existing Generator  and the New Generator shall be referred to herein together as the "Generators") and a fuel tank (the "Tank") for the New Generator.  The New Generator shall be located on the existing pad site located at the southeast corner of the Building.  Tenant shall have the right to connect the New Generator to the Building. Tenant shall deliver to Landlord detailed plans and specifications for the New Generator and the Tank and a copy of Tenant's contract for installing the New Generator and the Tank, which plans and specifications and contract and the location of the New Generator and Tank shall be subject to Landlord's reasonable approval.  If Landlord determines it to be reasonably necessary, Landlord shall have the right to require, at Tenant's expense, that an engineering or other report be prepared prior to Landlord's approval of the proposed New Generator and Tank.

30.2.  Costs.  Tenant shall pay all costs of purchase (no part of which shall be paid from the Improvements Allowance), design, installation, operation, utilization, replacement, maintenance and removal (including any damage to the Building) of the New Generator and the Tank.

30.3.  Permits.  Tenant shall be responsible for procuring all licenses and permits required for the installation, use or operation of the New Generator and the Tank, including, without limitation, the Las Colinas Association, and Landlord makes no representations or warranties regarding the permissibility or the permitability of the New Generator and the Tank under applicable laws.

30.4.  Removal.  Upon the expiration or earlier termination of this Lease, Tenant, at Tenant's expense, shall remove the New Generator and related wiring and other equipment associated therewith and shall repair any damage to the Project caused by such removal; provided, however, Landlord shall have the right to elect to have either or both Generators remain at the Building in which event such equipment shall be the property of Landlord and Tenant shall deliver to Landlord an executed bill of sale for the New Generator upon Landlord's request. Landlord shall not be deemed to make such election unless Landlord delivers its written notice of such election to Tenant.

30.5. Insurance. Tenant shall insure the Generators under such policies, with such insurers, in such amounts and upon such terms as Landlord shall reasonably require.  Tenant shall pay Landlord within thirty (30) days after demand by Landlord any increase(s) in Landlord's insurance premium(s) attributable to the Generators.

30.6. Maintenance.  Tenant shall maintain the New Generator and any related equipment in a clean and safe manner throughout the Term of the Lease. In addition, all repairs to the Building and/or the Project made necessary by reason of the installation, maintenance and operation of the New Generator shall be Tenant's expense.  If Tenant elects to use the Existing Generator for purposes other than the provision of back-up power to the Building's emergency life safety systems, Tenant shall pay for or reimburse Landlord for any operation and maintenance costs attributable to such use of the Existing Generator and any related equipment by Tenant. If Tenant elects not to use the Existing Generator, Landlord shall use the Existing Generator for emergency life safety systems only, and its cost to maintain the Existing Generator and any related equipment in a clean and safe manner throughout the Term of the Lease shall be an Operating Charge.

30.7. Additional Provisions.  Any operation of the Generators for testing or upkeep purposes shall be conducted only at times not falling within the normal hours of operation of the Building.  Tenant shall immediately take all actions necessary to properly remediate any spillage or leak of fuel from the Generators, and shall promptly furnish Landlord with a copy of any notice received from any governmental authority relating to any claimed spillage or leak of fuel.

30.8. Indemnification.  Tenant's indemnification obligations set forth in the Lease with regard to the Premises shall also apply to the Generators.

30.9. Uninterrupted Power Supply.  Tenant shall have the right to use the existing 2N plus 1 to two (2) Mitsubishi 500 KW uninterrupted power supply ("UPS") systems (with approximately one hour of battery backup) on the first (1st) and second (2nd) floors of the Building at no cost to Tenant. Landlord makes no representations or warranties of any kind with respect to the UPS systems.

ARTICLE XXXI
CAFETERIA

31.1 Tenant will have the right, at its option to install and operate, at Tenant's cost and expense, a full service cafeteria within the Premises for Tenant's exclusive use subject to Landlord approval relative to location and design.  Tenant may operate the cafeteria itself or may contract with a vendor of its choice, subject to Landlord's reasonable approval.

31.2  Any construction required shall be subject to all applicable provisions of this Lease, including, without limitation, those with respect to Alterations.

31.3  Tenant and/or its vendor shall operate the cafeteria in a clean, safe and sanitary condition, in compliance with all Laws, and the following:

(a) Tenant shall be responsible for pest control services within the cafeteria in order to prevent or eliminate infestations which may spread to other portions of the Building.  Such services are to be performed at least once a month by a properly licensed and bonded contractor (which contractor shall be either Landlord's pest control provider or a contractor reasonably approved by Landlord who will coordinate its services with Landlord's provider) and will be in conformance with all local, Texas and federal codes, standards and regulations, and in conformance with Landlord's rules and regulations regarding pest control.  If Landlord believes that Tenant is not fulfilling its obligations with respect to pest control, Landlord may undertake such services and charge Tenant for the cost thereof, which costs shall constitute Additional Rent hereunder.

(b) Tenant agrees to maintain in good working order and repair the kitchen and dishwasher exhaust ducts for the cafeteria.  Tenant shall deliver to Landlord, within thirty (30) days after installation within the Premises, all warranty and maintenance booklets/information regarding the kitchen and dishwasher exhaust systems installed in, or servicing, the cafeteria.  Tenant shall employ a contractor, reasonably approved by Landlord, to undertake the complete cleaning of:  (i) the exhaust duct within the cafeteria, the roof exhaust fan unit and the vertical vent stack leading to such fan unit, on at least a quarterly basis; and (ii) the kitchen hoods, including replacement of the filters, on a weekly basis, and the maintenance of any cleaning or self-cleaning mechanism. At Landlord's request, Tenant shall furnish

Landlord with copies of all paid invoices evidencing that such work has been undertaken by Tenant.  The frequency of cleaning shall be increased upon thirty (30) days' prior written notice from Landlord if Landlord's chief engineer reasonably determines that the same is necessary.  Tenant shall be responsible for all repairs and replacements of all exhaust equipment within the cafeteria and also for the roof exhaust fan unit.

(c)  If a grease trap is required to properly serve the cafeteria, Tenant agrees to provide and maintain a proper grease trap system to prevent any clogging or maintenance problem with the Building's plumbing system.  Tenant shall deliver to Landlord, within thirty (30) days after its installation within the Premises, all warranty and maintenance booklets/information regarding the grease trap system in the cafeteria.  All grease caught in the grease trap shall be stored in secure, sanitary containers designed for such purpose (and not in any dumpster used in the Building, whether Landlord's or Tenant's), separate from Tenant's other refuse.  Tenant shall maintain in good working order the Building's plumbing lines connected to the cafeteria by contracting for monthly cleaning of the grease trap and all of the Building plumbing lines connected to the cafeteria.  Tenant's contractor shall be licensed in Texas to collect and properly dispose of such waste and shall be approved by Landlord, and, at Landlord's request, Tenant shall furnish Landlord with copies of all paid invoices monthly.  In cleaning the grease trap, removing all grease therefrom and hauling away such grease from the Premises, Tenant's contractor shall place the grease so removed in separate sanitary containers and dispose of same in accordance with all applicable laws and regulations.  The frequency of cleaning shall be increased upon ten (10) days' prior written notice from Landlord if Landlord's chief engineer reasonably determines that the same is necessary.  Tenant shall be responsible for and shall indemnify Landlord against any and all damages, costs or expenses caused by Tenant's operation of the cafeteria, including but not limited to leaks and plumbing backups caused thereby or resulting therefrom.

ARTICLE XXXII
BUILDING MANAGEMENT

32.1  If, during the Term, including any renewals thereof, Landlord sells the Building, provided Tenant is not in default beyond applicable notice and cure periods hereunder, then Tenant shall have the right, upon delivery to Landlord of at least six (6) months' prior written notice, to self-manage the Building with respect to (i) HVAC; (ii) elevator service; (iii) janitorial and cleaning services; and/or (iv) security services.  Within thirty (30) days after Landlord's receipt of such notice, Landlord and Tenant shall negotiate in good faith an amendment to this Lease reflecting each party's respective obligations and duties relating to such self-management.

ARTICLE XXXIII
ENVIRONMENTAL PRACTICES

33.1  Landlord will utilize commercially reasonable efforts to achieve an Energy Star rating (subject to Tenant's use of the Premises) and BOMA 360 designation for the Building and to maintain such rating and designation during the Lease Term. Tenant will provide any necessary documentation requested by Landlord to facilitate Landlord's pursuit of certification of the Premises.

33.2  Landlord shall permit Tenant to install, at Tenant's sole cost and expense, secure on-site bicycle racks and/or storage for at least   of Tenant's employees, the location and installation of which shall be subject to Landlord's and the association's approval.

33.3  Landlord and Tenant agree to use reasonable efforts to abide by a low-environmental impact cleaning policy, including the use of green cleaning materials, products, and equipment, unless such policy and materials result in a material increase in costs.  Any contracts with janitorial service providers must require compliance with green cleaning practices, unless such practices result in a material increase in costs.  Landlord and Tenant shall agree upon recycling systems for both operations and construction waste, waste separation requirements for Tenant, and outline how Landlord can reasonably accommodate recycling of Tenant waste materials.

33.4  Landlord shall perform HVAC maintenance regularly and, when reasonably necessary, assess and remove any contaminants as required.  Landlord and Tenant shall prohibit smoking within 25 feet of entrances, operational windows and air intakes.  A specific location for smoking will be designated by Landlord.  Tenant shall cooperate with Landlord in enforcing the location.

33.5  Landlord and Tenant shall employ general and subcontractor personnel who are experienced in green building practices.  Construction materials shall be procured sustainably, with a preference for low-VOC, recycled and recyclable materials.  All work plans must comply with ASHRAE 189.1 or with standards as may be imposed by Law.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:
WITNESS/ATTEST:	PIEDMONT OPERATING PARTNERSHIP, LP, a Delaware limited partnership
[illegible]	By:	Piedmont Office Realty Trust, Inc., a Maryland Corporation, its sole General Partner
	By:	/s/ George M. Wells
	Name:	George M. Wells
	Title:	Senior Vice President
WITNESS/ATTEST:	TENANT:
/s/ Frances De Gennaro	EPSILON DATA MANAGEMENT, LLC, a Delaware limited liability company
	By:	/s/ Charles L. Horn
	Name:	Charles L. Horn
	Title:	Vice President

RIDER 1 – GENERAL DEFINITIONS

Access Card Allotment:  Four and one-half (4.5) access cards per 1,000 square feet of rentable area in the Premises.  Tenant shall reimburse Landlord for the cost to replace lost or stolen access cards or to provide additional access cards for new employees at Landlord's then standard charge, currently  per access card.

ADA:  the Americans with Disabilities Act and the regulations promulgated thereunder, as the same may be amended from time to time.

Affiliate of Tenant:  (i) a corporation or other business entity (a "successor corporation") into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant (or a beneficial interest therein) may be transferred or sold, provided that the successor corporation (unless Tenant is the successor corporation) shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Article VI; or (ii) a corporation or other business entity (a "related corporation") which shall control, be controlled by or be under common control with Tenant, provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI.  For purposes of clause (ii) above, "control" shall be deemed to be ownership of more than   of the stock or other voting interest of the controlled corporation or other business entity.

Agents:  any agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer, invitee or guest of a party.

Alterations:  any structural or other alterations, decorations, additions, installations, demolitions, improvements or other changes.

Approved Space Plan:  a space plan, approved by both Landlord and Tenant, drawn to scale which shall include, as Landlord deems reasonably necessary, all partition types and locations; all doors and hardware requirements; all light fixtures and exit lights; all finish materials including glass, wall and floor finishes; all special ceiling conditions; all cabinetry and millwork with elevations and details; all modifications to existing base building HVAC equipment, all electrical receptacles; all data and voice locations; all floor load requirements which exceed eighty (80) pounds per square foot live load and twenty (20) pounds per square foot dead load; and the seating capacity of all conference rooms and furniture workstation areas; and all other necessary information requested by Landlord.  Any plans prepared by Tenant shall be prepared by a licensed architect approved by Landlord (which approval shall not be unreasonably withheld or delayed) and in a form sufficient to secure approvals of applicable governmental authorities.

Bankruptcy Code:  Title 11 of the United States Code, as amended.

Building Directory Share:  one (1) listing.

Building Structure and Systems:  the exterior and common area walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, all other structural elements, roof and common areas that form a part of the Building, and the building mechanical, electrical, lighting, HVAC, life safety (including sprinklers) and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building.

Cabling:  telephone, computer and other communications and data systems and cabling.

Case:  a formal proceeding in which Tenant is the subject debtor under the Bankruptcy Code.

Common Areas:  (i) the areas identified as Building Common Areas on Exhibit J attached to this Lease and (ii) the common and public areas and facilities and improvements to the Land outside of the Building which are from time to time provided by Landlord for the use or benefit of all tenants in the Project or for use or benefit by the public in general, including (a) any and all non-exclusive grounds, parks, landscaped areas, plazas, outside sitting areas, sidewalks, tunnels, pedestrian ways, sky bridges, loading docks, and (b) generally all other common and public improvements on the Land, including the Parking Facilities.

Construction Drawings:  the architectural, mechanical and engineering working drawings that define the total scope of work to be performed by Landlord or Tenant, as applicable, in sufficient detail to secure required permits from the local jurisdiction and that include, without limitation:  key plan; all legends and schedules; construction plan; reflected ceiling plan; telephone and electrical outlet location plan; finish plan; and all architectural details, elevations and specifications necessary to construct the Premises.

Cosmetic Changes:  those minor, non‑structural Alterations of a decorative nature consistent with a first-class office building for which a building permit is not required and which cost (including installation) in the aggregate less than   per project or series of related projects (as reasonably determined by Landlord), such as painting, carpeting and hanging pictures.

Costs:  any costs, damages, claims, liabilities, expenses (including reasonable attorneys' fees), losses, penalties and court costs.

Default Rate:  the greater of  per annum or the rate per annum which is   than the Prime Rate published in the Money Rates section of the Wall Street Journal.

Environmental Default:  any of the following by Tenant or any Agent of Tenant:  a violation of an Environmental Law or a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building.

Environmental Law:  any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right‑To‑Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so‑called "Super Fund" or "Super Lien" law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Event of Bankruptcy:  the occurrence with respect to any of Tenant, any Guarantor or any other person liable for Tenant's obligations hereunder (including any general partner of Tenant) of any of the following:  (a) such person becoming insolvent, as that term is defined in the Bankruptcy Code or Insolvency Laws; (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws which is not dismissed within sixty (60) days after filing; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; or (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors, or (f) an admission by Tenant or Guarantor of its inability to pay debts as they become due.

Event of Default:  any of the following:  (a) Tenant's failure to make when due any payment of the Base Rent, additional rent or other sum, which failure shall continue for a period of five (5) days after Tenant's receipt or refusal of Landlord's written notice thereof; (b) Tenant's material failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in Section 19.1, which failure shall continue for a period of thirty (30) days after Landlord sends Tenant written notice thereof (or such shorter period as is appropriate if such failure is capable of being cured sooner); provided, however, that if such cure cannot reasonably be effected within such thirty (30) day period and Tenant begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period, then Tenant shall have such additional time as is reasonably necessary to effect such cure; (c) an Event of Bankruptcy; (d) Tenant's dissolution or liquidation; or (e) any Environmental Default.

Final Construction Drawings: the Construction Drawings as approved (or deemed approved pursuant to Exhibit B) by Tenant and Landlord.

Hazardous Materials:  (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a "hazardous substance," "hazardous material," "hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (c) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (d) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by‑product material), medical waste, chlorofluorocarbon, lead or lead‑based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment.

including:  including, but not limited to; including, without limitation; and words of similar import.

Insolvency Laws:  the insolvency Laws of any state.

IRC:  Internal Revenue Code of 1986, as amended.

Land:  the site upon which the Building is constructed.

Landlord Insured Parties:  Landlord's advisors, the managing agent of the Building and the holder of any Mortgage, in each case of whom Landlord shall have given notice to Tenant, and any other party that Landlord may reasonably designate in writing from time to time.

Landlord's Representatives:  Landlord's affiliates, shareholders, partners, directors, officers, employees, agents and representatives.

Landlord's Work:  As defined in Exhibit B.

Laws:  all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates).

Lease Year:  a period of twelve (12) consecutive months commencing on the Lease Commencement Date as to the entire Premises, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date as to the entire Premises is not the first day of a month, then the second Lease Year shall commence on the first day of the month following the month in which the first anniversary of the Lease Commencement Date as to the entire Premises occurs.

Mortgages:  all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber any portion of the Building or the Land.

Operating Charges: all expenses, charges and fees actually incurred by or on behalf of Landlord in connection with the management, operation, maintenance, servicing, insuring and repair of the Project, in each case, determined in accordance with generally accepted accounting principles (GAAP), including the following:  (1) electricity, gas, water, HVAC (including chilled condenser water), sewer and other utility and service costs, reasonable charges and fees (including any tap fees and connection and switching fees) of every type and nature; (2) premiums, deductibles (up to  ) and other charges for insurance; (3) management fees of not more than   of the gross revenues of the Building (management fees shall not exceed similar fees charged in connection with the operation of similar Class A multi-tenant projects in the Las Colinas/Urban Center submarket area); (4) personnel costs of the Building (including all fringe benefits, workers' compensation insurance premiums and payroll taxes) (5) costs of service, equipment rental, access control, landscaping and maintenance contracts; (6) maintenance, repair and replacement expenses and supplies; (7) depreciation/amortization for capital expenditures made by Landlord to the extent that same actually reduce operating expenses, which shall be charged in annual installments equal to the greater of the savings realized or the amortized amount based upon the useful life of the items for which such costs are incurred, each calendar year such costs are charged to Operating Charges, together with interest, on the unamortized balance at interest rates charged for long term mortgages by institutional lenders; (8) charges for janitorial and cleaning services and supplies; (9) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees; (10) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Building; (11) reasonable third party accounting and audit fees relating to the determination of Operating Charges (and tenants' proportionate shares thereof) and the preparation of statements required by tenant leases; (12) expenses incurred in connection with concierge services provided to the Building (if any); (13) the fair market rental value of any on and off-site management office (of reasonable and customary size), pro-rated to the extent that such office provides services to buildings other than the Building; (14) special assessments, fees,  penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (15) all costs of operating, maintaining, repairing and replacing equipment in any function room or other amenity of the Building; (16) payments required in connection with a reciprocal easement or similar agreement to which the Landlord is bound; (17) costs incurred related to complying with Laws enacted after the Lease Commencement Date; and (18) any other expense incurred by Landlord in arm's-length transactions in connection with maintaining, repairing or operating the Building.  Where applicable, Operating Charges shall be equitably allocated among the three (3) Buildings in the Project.  Notwithstanding any provision contained in this Lease to the contrary, Operating Charges shall not include:

1)	leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building, Project or the real property upon which the Building is located;

2)	legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

3)	costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building or the Project, including Tenant, or relocating any tenant;

4)	financing costs including interest and principal amortization of debts and the costs of providing the same;

5)	except as otherwise expressly provided above, depreciation;

6)	rental on ground leases or other underlying leases and the costs of providing the same;

7)	wages, bonuses and other compensation of employees above the grade of Senior Property Manager, Building Manager or equivalent.

8)	any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Materials (as defined in Rider 1 ) and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Building or the Project (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

9)	costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance;

10)	increased insurance or Real Estate Taxes assessed specifically to any tenant of the Building or the Project for which Landlord is entitled to reimbursement from any other tenant;

11)	charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

12)	cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours;

13)	the cost of installing, operating and maintaining any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare, for so long as Tenant is operating and maintaining any such service;

14)	cost of correcting defects in the design, construction or equipment of, or latent defects in, the Building or the Project; due to the original construction.

15)	cost of any work or service performed on an extra cost basis for any tenant in the Building or the Project to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants;

16)	any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

17)	cost of initial cleaning and rubbish removal from the Building or the Project to be performed before final completion of the Building or tenant space;

18)	cost of initial landscaping of the Building or the Project;

19)	except as expressly provided above in clause (7) of the first paragraph of the definition of Operating Charges, cost of any item that, under generally accepted accounting principles, are properly classified as capital expenses;

20)	lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;

21)	cost of the initial stock of tools and equipment for operation, repair and maintenance of the Building or the Project;

22)	late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant's actions or inactions;

23)	cost of acquiring, securing sculptures, paintings and other works of art;

24)	real estate taxes or taxes on Landlord's business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

25)	charitable or political contributions;

26)	reserve funds;

27)	all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

28)	Landlord's general overhead and any other expenses not directly attributable to the operation and management of the Building and the Project (e.g. the activities of Landlord's officers and executives or professional development expenditures), except to the extent such expenses are equitably allocated among all buildings receiving services therefor;

29)	costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant's actions or inactions;

30)	costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant's or tenants' use of the Project or their respective premises.

31)	cost of any work or services performed for any facility other than the Building or Site (except to the extent any Project costs are allocated to the Building);

32)	to the extent that Landlord voluntarily institutes same, any costs related to public transportation, transit or vanpools, unless Tenant shall elect to participate in any such service;

33)	costs occasioned by casualties (except to the extent of any deductible up to ) or condemnation; and

34)	increases in insurance costs caused by the activities of another occupant of the Project, and insurance deductibles and co-insurance payments in excess of .

Operating Charges Base Amount:  the Operating Charges incurred during the Operating Charges Base Year, grossed-up to reflect a fully occupied Building.  If Landlord carries a specific type of insurance on the Building or the Project that was not carried during the entire Operating Charges Base Year, then the Operating Charges Base Amount shall be increased to reflect the cost of such insurance if it had been carried during the entire Operating Charges Base Year.

Parking Facility:  the parking facility adjacent to and in the garage of the Building

Permitted Recipient:  the officers, partners and senior level employees of Tenant who are involved in lease administration, Tenant's certified public accountants who have responsibilities related to Operating Charges, Tenant's attorney if involved in the dispute, any employees of Tenant's auditor involved with the review, or any person or entity to whom disclosure is required by applicable judicial or governmental authority.

Prime Rate:  the prime rate published in the Money Rates section of the Wall Street Journal.

Proposed Sublease Commencement Date:  the anticipated commencement date of the proposed assignment, subletting or other transaction.

Proposed Sublet Space:  the area proposed to be assigned, sublet or otherwise encumbered.

Real Estate Taxes Base Amount:  the Real Estate Taxes incurred during the Real Estate Taxes Base Year which shall reflect a fully occupied and fully assessed Building.

Real Estate Taxes:  (1) all real estate taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land, or Landlord's personal property used in connection therewith; (2) any other present or future taxes or charges that are imposed upon Landlord or assessed against the Building which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the gross rents payable by tenants of the Building, any public safety fee or similar charge, any transit, sales, rental, use, receipts or occupancy tax or fee, and any assessment imposed in connection with business improvement or similar districts; (3) the Texas margin tax and/or any other business tax imposed under Texas Tax Code Chapter 171 and/or any successor statutory provision; and (4) reasonable expenses (including reasonable attorneys' and consultants' fees and court costs) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building).  For purposes of calculating increases in Real

Estate Taxes, the amount "incurred" by Landlord shall mean the amount which would be payable for Real Estate Taxes assuming Landlord receives the benefit of any early payment discounts.  For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement as set forth in Sections 41.413 and 42.015 of the Texas Tax Code.  Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, any taxes assessed on improvements to the Building after the Lease Commencement Date (other than capital improvements for the benefit of Tenant) or any interest charges or penalties incurred as a result of Landlord's failure to timely pay Real Estate Taxes (provided that if the taxing authority permits a taxpayer to elect to pay in installments over more than one year, then, for purposes of determining the amount of Real Estate Taxes, Landlord shall be deemed to have elected to pay in installments over the longest possible term, and all interest charges and installments attributable to the Lease Term shall be deemed Real Estate Taxes).  Real Estate Taxes shall not include any late payment fees.

Reconciliation Statement: a reasonably detailed written statement showing (1) Tenant's Proportionate Share of the amount by which Operating Charges, Electricity Costs or Real Estate Taxes, as applicable, incurred during the preceding calendar year exceeded, respectively, the Operating Charges Base Amount or the Real Estate Taxes Base Amount and (2) the aggregate amount of Tenant's estimated payments made on account of Operating Charges, Electricity Costs and Real Estate Taxes during such year

Retail Area Charges: those expenses, if any, that are solely attributable to and payable by tenants of the Retail Area (for example, expenses relating to janitorial, bussing and cleaning services; storage and removal of trash; maintenance and replacement of tables, chairs, trash receptacles and other furnishings or facilities; and electricity, gas, water, sewer and other utility service furnished solely to such space, to the extent applicable).
Structural and System Alterations:  any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, load-bearing partitions, columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing, HVAC or other base building systems, of the Premises or the Building.

Substantially Complete:  Landlord's Work shall be substantially complete when (i) the work to be performed by Landlord in the Premises in accordance with Exhibit B to this Lease shall have been substantially completed notwithstanding that certain details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which would not materially interfere with the permitted use of the Premises; and (ii) a Certificate of Occupancy has been issued for the Premises.

Tenant Items:  all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems installed by Tenant serving exclusively the Premises and any special tenant areas, facilities and finishes installed by Tenant, any special fire protection equipment, any telecommunications, security, data, computer and similar equipment installed or utilized by Tenant, cabling and wiring, kitchen/galley equipment and fixtures installed or utilized by Tenant, all other furniture, furnishings, equipment and systems of Tenant and all Alterations installed or utilized by Tenant.

Tenant's Sublease Request Notice:  a notice to Landlord containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same); the Proposed Sublease Commencement Date; the Proposed Sublet Space; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

Trustee:  a trustee-in-bankruptcy of Tenant under a Case.

CERTIFICATE AFFIRMING THE LEASE COMMENCEMENT DATE

This Certificate is being provided pursuant to that certain Lease Agreement dated as of August 1, 2013 (the "Lease"), by and between PIEDMONT OPERATING PARTNERSHIP, LP, a Delaware limited partnership ("Landlord") and EPSILON DATA MANAGEMENT, LLC, a Delaware limited liability company ("Tenant").  The parties to the Lease desire to confirm the following:

1. The Lease Commencement Date is June 6, 2014.

2. The initial Lease Term shall expire on June 30, 2026.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Certificate under seal on July 15, 2014.

WITNESS/ATTEST:	LANDLORD:
[Illegible]	PIEDMONT OPERATING PARTNERSHIP, LP, a Delaware limited partnership
	By:	Piedmont Office Realty Trust, Inc., a Maryland Corporation, its sole General Partner
	By:	/s/ Joseph H. Pangburn
	Name:	Joseph H. Pangburn
	Title:	Executive Vice President
WITNESS/ATTEST:	TENANT:
[Illegible]	EPSILON DATA MANAGEMENT, LLC, a Delaware limited liability company
	By:	/s/ Janet Greenough
	Name:	Janet Greenough
	Title:	VP Global Real Estate